Exhibit 4.4

EIGHTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

by and among

Global Online Education Inc.

Global Online Education HK Limited

and

THE OTHER PARTIES NAMED HEREIN

April 21, 2021

EIGHTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This EIGHTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on April 21, 2021, by and among:

A. Global Online Education Inc., a Cayman Islands exempted company whose registered address is at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”);

B. Global Online Education HK Limited, a Hong Kong company whose registered address is at 10/F, Hongkong Offshore Center, No. 28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong (the “HK Company”);

C. FUTURE APEX GROUP LIMITED, a company incorporated under the Laws of the British Virgin Islands, whose registered address is at Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands (the “FUTURE APEX”);

D. EXTEND BEYOND HOLDINGS LIMITED, a company incorporated under the Laws of the British Virgin Islands, whose registered address is at Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands (the “EXTEND BEYOND”; EXTEND BEYOND together with FUTURE APEX, each a “Founder Holdco” and collectively the “Founder Holdcos”);

E. Shenzhen Zhang Men Ren Education Consultation Co., Ltd. (深圳掌门人教育咨询有限公司), a company established under the Laws of the PRC, whose registered address is at Suite 1004, Building 10, West Tower, Nanshan Culture Industry Park, No. 10128 Shennan Avenue, Nantou Street, Nanshan District, Shenzhen, the PRC (the “Domestic Company”);

F. Shanghai Zhangda Education Technology Co., Ltd. (上海掌答教育科技有限公司), a company established under the Laws of the PRC and wholly owned by Zhang Yi (张翼) (“Zhangda”);

G. Shanghai Zhangxue Education Technology Co., Ltd. (上海掌学信息科技有限公司), a wholly-foreign owned enterprise established under the Laws of the PRC and wholly owned by the HK Company (the “WFOE”);

H. Shanghai Zhangneng Information Technology Co., Ltd. (上海掌能信息科技有限公司), a company established under the Laws of the PRC and wholly owned by the HK Company (“Zhangneng”);

I. Shanghai Kun Ge Information Consulting Co., Ltd. (上海鲲格信息咨询有限公司), a company established under the Laws of the PRC and wholly owned by the WFOE (“Kun Ge”);

J. Shenzhen Kunxue Education Consulting Co., Ltd. (深圳鲲学教育咨询有限公司), a company established under the Laws of the PRC and wholly owned by the WFOE (“Kun Xue”);

K. Wuhan Zhang Xiao Men Education Technology Co., Ltd. (武汉掌小门教育科技有限公司), a company established under the Laws of the PRC and wholly owned by Shanghai Zhang Xiao Men (as defined in Annex A of this Agreement) (“Wuhan Zhang Xiao Men”);

L. Shanghai Zhangshi Education Co., Ltd. (上海掌师教育培训有限公司), a company established under the Laws of the PRC and wholly owned by a natural person namely WU Jiajun (“Zhangshi”);

M. Shanghai Zhangpei Education Technology Co., Ltd. (上海掌培教育科技有限公司), a company established under the Laws of the PRC and wholly owned by Shanghai Zhang Xiao Men (“Zhangpei”);

N. Hangzhou Zhang Xiao Men Education Technology Co., Ltd. (杭州掌小门教育科技有限公司), a company established under the Laws of the PRC and wholly owned by Shanghai Zhang Xiao Men (“Hangzhou Zhang Xiao Men”);

O. Shanghai Zhangyi Internet Technology Co., Ltd. (上海掌伊网络科技有限公司), Nantong Zhang Men Ren Education Consulting Co., Ltd. (南通掌门人教育咨询有限公司), Shanghai Zhang Xiao Men Education Technology Co., Ltd. (上海掌小门教育科技有限公司), each a company established under the Laws of the PRC and wholly owned by the Domestic Company (together with Hangzhou Zhang Xiao Men, Wuhan Zhang Xiao Men, Zhangshi, Zhangpei and Zhangda, each a “VIE Subsidiary” and collectively the “VIE Subsidiaries”, and together with the WFOE, Kun Ge, Zhangneng and Kun Xue, collectively, the “PRC Companies” and each a “PRC Company”);

P. The Persons as set forth on Schedule A (each a “Founder” and together, the “Founders”, together with the Founder Holdcos, the “Key Parties”);

Q. The Person as set forth on Part I of Schedule B (the “Series Seed Investor”);

R. The Persons as set forth on Part II of Schedule B (the “Series A-1 Investor”);

S. The Persons as set forth on Part III of Schedule B (the “Series A-2 Investor”, together with the Series A-1 Investor, the “Series A Investors”);

T. The Persons as set forth on Part IV of Schedule B (each a “Series B Investor” and together, the “Series B Investors”);

U. The Persons as set forth on Part V of Schedule B (each a “Series C-1 Investor” and together, the “Series C-1 Investors”);

V. The Person as set forth on Part VI of Schedule B (the “Series C-2 Investor”);

W. The Person as set forth on Part VII of Schedule B (the “Series C-3 Investor” and together with the Series C-1 Investors and Series C-2 Investor, the “Series C Investors”);

X. The Persons as set forth on Part VIII of Schedule B (each a “Series D Investor” and together, the “Series D Investors”);

Y. The Persons as set forth on Part IX of Schedule B (each a “Series E Investor” and together, the “Series E Investors”);

Z. The Persons as set forth on Part X of Schedule B (each a “Series F-1 Investor” and together, the “Series F-1 Investors”);

AA. The Persons as set forth on Part XI of Schedule B (each a “Series F-2 Investor” and together, the “Series F-2 Investors”, together with the Series F-1 Investors, the “Series F Investors”); and

BB. The Persons as set forth on Part XII of Schedule B (each a “Series G Investor” and together, the “Series G Investors”, together with the Series Seed Investor, the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, the Series E Investors and Series F Investors (together with their respective successors, transferees and permitted assigns) shall be hereinafter referred to as the “Investors” collectively, and each, an “Investor”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Group Companies, the Key Parties, the Investors (other than Yangtze Global Growth Fund SPC - QFLP NO.1 SP and Studemont Delta Holdings Limited) and certain other parties therein entered into a Sixth Amended and Restated Shareholders Agreement dated March 19, 2021 (as amended, the “Prior Shareholders Agreement”).

WHEREAS, the Company, the HK Company, the PRC Companies and certain other parties therein have entered into a certain share purchase agreement with the Series G Investors (the “Share Purchase Agreement”), under which, among other things, the Company shall issue and allot a certain number of Series G Preferred Shares to the Series G Investors.

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the purchase by the Series G Investor of the Series G Preferred Shares under the Share Purchase Agreement.

WHEREAS, the parties to the Prior Shareholders Agreement desire to amend and restate the Prior Shareholders Agreement in its entirety pursuant to the terms set forth in this Agreement, and the parties to the Prior Shareholders Agreement have agreed that the Prior Shareholders Agreement shall be of no further force and effect and further that the rights granted to the Parties hereto under this Agreement shall supersede the rights granted to such parties under the Prior Shareholders Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	GENERAL MATTERS.

1.1 Definitions. Capitalized terms used herein without definition have the meanings assigned to them in Annex A attached to this Agreement. The use of any term defined in Annex A in its uncapitalized form indicates that the words have their normal and general meaning.

2.	INFORMATION AND INSPECTION RIGHTS.

2.1 Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds any Investment Securities, the Company will and will cause the Group Companies to, deliver to such Investor the following with respect to the Group Companies:

(i) annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year, audited in accordance with IFRS or other accounting principles as duly approved in accordance with this Agreement and the Restated M&A, by a “Big 4” accounting firm or another accounting firm approved by the Preferred Majority;

(ii) quarterly unaudited consolidated financial statements within thirty (30) days after the end of each quarter;

(iii) monthly unaudited consolidated financial statements and key operating metrics of the Group Companies within thirty (30) days after the end of each calendar month;

(iv) an annual consolidated budget, including but not limited to a forecast of the Company’s revenues, expenses, and cash position on a quarter-to-quarter basis for the following fiscal year within forty-five (45) days prior to the end of each fiscal year;

(v) a copy of the then-current capitalization table of the Company showing a breakdown of shares outstanding, by class of share, and weighted average strike price for awards granted under the ESOP during the preceding quarter within fifteen (15) days following the end of each quarter;

(vi) copies of all documents and/or materials sent to any of the other shareholders of the Company;

(vii) promptly upon request from any Investor, current versions of (x) this Agreement and other related investment documents and all documents relating to any subsequent financings by any Group Company, the management of any Group Company or otherwise affecting the Preferred Shares or shares issued upon conversion of the Preferred Shares, bearing the signatures of all parties and (y) any Group Company’s Charter Documents bearing the file stamp of the appropriate Governmental Authority, as applicable, in each case with all amendments and restatements; the copies of the documents to be provided under this 2.1 may be delivered in either hardcopy or in Portable Document Format (“PDF”); and

(viii) upon the written request by any Investor, such other information as such Investor shall reasonably request.

2.2 Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds any Investment Securities, such Investor or its appointee shall have the right of inspection, including the right to inspect facilities and properties of each Group Company, to access and examine all books or accounts of each Group Company, and to discuss the business, operations and conditions of each Group Company and their respective Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers, all at its own expenses, at such reasonable times during normal business hours as may be requested by such Investor as long as it does not disrupt such Group Company’s business operations and such Group Company is notified at least ten (10) days in advance.

All financial statements to be provided to the Investors pursuant to this Section 2.1 and pursuant to any other Transaction Document, including the Restated M&A, shall include an income statement, a balance sheet and a cash flow statement for the relevant period, and be prepared in the English language in accordance with IFRS or other accounting principle as duly approved in accordance with this Agreement and the Restated M&A and shall consolidate the results of operations of the Group Companies.

3.	REGISTRATION RIGHTS.

3.1 Applicability of Rights. The holders of the Investment Securities shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2 Definitions. For the purposes of this Section 3:

(a) Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means: (1) Ordinary Shares of the Company issued or to be issued upon conversion of the Preferred Shares; (2) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (3) any other Ordinary Share owned or hereafter acquired by the Investors, including Ordinary Shares issued in respect of the Ordinary Shares described in (1)-(2) above upon any share split, share dividend, recapitalization or a similar event; and (4) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a Person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

(d) Holder. For the purposes of this Section 3, the term “Holder” means any Person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom the rights under this Section 3 have been duly assigned in accordance with this Agreement; provided, however, that for the purposes of this Agreement, a record holder of the Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preferred Shares and that (ii) Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Shares in order to exercise the registration rights granted hereunder, until immediately prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(e) Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

3.3 Demand Registration.

(a) Request by Holders. If the Company shall receive, at any time after the earlier of (i) the fifth (5th) anniversary of the Closing, or (ii) six (6) months after the Company’s initial public offering, a written request from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company files a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all Holders. The Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Request Notice. The Company shall thereafter use its best efforts to effect, as soon as practicable, the registration of the Request Securities, and subject only to the limitations of this Section 3.3, provided, however, that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.3 or Section 3.5, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(b) Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice referred to in Section 3.3(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro-rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced (i) by more than (x) seventy-five percent (75%) for an offering that is not an IPO and (y) one hundred percent (100%) for an IPO, and (ii) unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Registrable Securities and all shares that are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company. Further, if, as a result of such underwriter cutback, the Holders cannot include in the IPO all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the three (3) demand Registrations to which the Holders are entitled pursuant to this Section 3. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder”, and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined herein.

(c) Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than three (3) registrations pursuant to this Section 3.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to this Section 3.3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e) Expenses. The Company shall pay all expenses (excluding only underwriting discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 3.3, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. Each Holder participating in a registration pursuant to this Section 3.3 shall bear such Holder’s proportionate share (based on the total number of shares of Registrable Securities sold in such registration other than for the account of the Company) of all discounts and commissions relating to the Registrable Securities sold by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 3.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 3.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this Section 3.3(e), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.3.

3.4 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for the purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro-rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced (x) below twenty-five percent (25%), with respect to any offering that is not an IPO, or (y) to zero percent for an IPO, of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and all shares that are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Expenses. The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 3.4, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.4 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c) Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5 Form S-3 or Form F-3 Registration. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, any Holder or Holders of at least ten percent (10%) of the Registrable Securities then outstanding shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company shall perform the tasks set out in paragraphs (a) and (b) below:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the date on which the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i) if Form S-3 or Form F-3 becomes unavailable for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price of less than US$1,000,000 to the public; or

(iii) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(c) Expenses. The Company shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 3.5, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.5 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(d) Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5.

(e) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.5, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f) Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.

(g) Underwriting. If the requested registration under this Section 3 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.

If the Company fails to perform any of the Company’s obligations set forth above in this Section 3.5 relating to a demand registration made pursuant to Section 3.3, such registration shall not constitute the use of a demand registration under Section 3.3.

3.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier;

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky Laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Section 3;

(f) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) Opinions and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the Holders shall furnish to the Company information regarding such Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

3.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a) By the Company. To the maximum extent permitted by applicable Law and any indemnification agreement, the Company shall indemnify and hold harmless each Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable Law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii) any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities Law promulgated under the Securities Act, the Exchange Act or other applicable Law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b) By Selling Shareholders. To the extent permitted by Law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable Law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 3.8(b) plus any amount under Section 3.8(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under Section 3.8(b); then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to such registration statement; and (B) no Person or entity guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival. The obligations of the Company and Holders under this Section 3.8 shall survive for six (6) years after the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

3.9 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.10 Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 3.3, 3.4 or 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

3.11 No Registration Rights to Third Parties. Without the prior written consent of the Preferred Majority, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind, whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Section 3, or otherwise, relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

3.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 3.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Holder if no underwritten public offering has occurred by the date of such execution. The Company may impose a stop-transfer restriction with respect to Registrable Securities that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement. The Company and the Key Parties shall take all steps (to the extent permitted by applicable Laws) to minimize the lock-up of the Investors’ shares upon and after the initial public offering of the Company.

3.13 Public Offering Rights (Non-U.S. Offerings). If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of any Ordinary Shareholder or other shareholders, each Holder shall have the right to include a pro-rata number of shares (based on the number of shares (on an as-converted basis) then held by such Holder and all other shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Holders than to any other selling shareholder.

3.14 Re-sale Rights. The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

3.15 Ineligible shareholders.

(a) No Shareholder may Transfer, and the Company may not issue, any Equity Securities in the Company to any of the individuals or entities named on (A) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter; or (B) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr). Any such Transfer shall be null and void.

(b) Notwithstanding Section 12.14, unless and until the IFC and/or its Affiliates no longer holds any Equity Securities in the Company, the provisions of this Section 3.15 shall survive a Listing provided that after the consummation of the admission of any Ordinary Shares of the Company to listing on any securities exchange and/or to trading on any public trading market, but this subsection (b) shall not apply in the case of sales of Shares of the Company on any open market where the identity of the transferee cannot be ascertained by the transferor or the Company, as the case may be (but shall apply in cases where the identity of the transferee is known, including but not limited to sales in a privately-negotiated transaction).

4.	RIGHT OF PARTICIPATION.

4.1 With Respect to Issuance of New Securities:

(a) General. Each of the Key Parties and the Preferred Shareholder (the “Participation Rights Holders”, and each a “Participation Rights Holder”) shall have a preemptive right to purchase such a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”). Each Participation Rights Holder shall be entitled to apportion its Right of Participation hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate, provided that, such Affiliate shall execute and deliver to the Company and the other parties hereto the Adherence Agreement as provided in Section 6.1(d).

(b) Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) then held by such Participation Rights Holder, to (b) the total number of Ordinary Shares of the Company (calculated on an as-converted basis assuming conversion of all convertible securities) then held by all Participation Rights Holders immediately prior to the issuance of New Securities giving rise to the Right of Participation.

(c) New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting or non-voting shares of the Company, whether now authorized or not, and rights, options, warrants, commitment, call, preemptive right or other right to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting or non-voting shares, provided, however, that the term “New Securities” shall not include:

(i) any Ordinary Shares or Preferred Shares issued under the Transaction Documents, or any Ordinary Shares issued upon conversion of the Preferred Shares;

(ii) any securities issued in connection with any share split, share dividend or other similar events in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(iii) any Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Group Companies pursuant to any equity plan or incentive arrangement to be approved in accordance with this Agreement and the Restated M&A;

(iv) those issued as a dividend or distribution on the Preferred Shares or any event for which adjustment is made;

(v) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power or equity ownership of such other corporation or entity, as duly approved in accordance with this Agreement and the Restated M&A; and

(vi) any securities offered in an underwritten registered public offering by the Company, as duly approved in accordance with this Agreement and the Restated M&A.

(d) Procedures.

(i) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty-five (25) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period or declines to exercise fully its Right of Participation, then the right of such Participation Rights Holder to purchase that part of its Pro Rata Share that it did not agree to purchase hereunder shall be forfeited.

(ii) Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise fully its Right of Participation in accordance with subsection (d)(i) above, the Company shall promptly give a written notice (the “Second Participation Notice”) to other Participation Rights Holders who agreed to exercise their Right of Participation in full (the “Rights Participants”) in accordance with subsection (d)(i) above. Each Rights Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Rights Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of the Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by each oversubscribing Rights Participant and the denominator of which is the total number of the Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by all the oversubscribing Rights Participants. Each oversubscribing Rights Participant shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to this subsection (d)(ii) and such procedure shall be completed or confirmed within ten (10) days from the date of the Second Participation Notice.

(e) Failure to Exercise. (i) In the event Participation Rights Holders do not exercise the Right of Participation with respect to all New Securities described in the First Participation Notice, after twenty-five (25) Business Days following the date of the First Participation Notice, or (ii) upon the expiration of the Second Participation Period, as the case may be, the Company shall have a period of one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same price and upon the same non-price terms specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.

4.2 With Respect to Shares Owned by Certain Ordinary Shareholders:

(a) Restriction on Transfers. Subject to Section 9.2 and Section 10.1, each Selling Shareholder shall not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its Shares to any Person, whether directly or indirectly, except with the prior written consent of the Preferred Majority and in compliance with this Section 4.2 and Section 5. In the case that any Share is held by his/its ultimate beneficial owner through one or more level(s) of holding companies (including, without limitation, the Founder Holdcos), any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions shall be deemed as an indirect transfer of such Shares. The parties agree that the restrictions on the transfer of the Shares held by the Key Parties contained in this Agreement shall apply to such indirect transfer and shall not be circumvented by means of any indirect transfer of the Shares.

(b) Notice of Sale. If any Selling Shareholder proposes to sell or transfer, directly or indirectly, any of its Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to each Preferred Shareholder (the “ROFR and Co-Sale Rights Holder”) and to the Company, which Transfer Notice shall include (i) the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed sale or transfer is to be made. The Transfer Notice shall include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer.

(c) Notice of Purchase. Each ROFR and Co-Sale Rights Holder shall be entitled to purchase all or any part of such ROFR and Co-Sale Rights Holder’s pro rata share of the Transfer Shares at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within twenty- five (25) Business Days after the date of the Transfer Notice (the “First Refusal Period”) stating therein the number of Transfer Shares to be purchased. If a ROFR and Co-Sale Rights Holder exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then such ROFR and Co-Sale Rights Holder shall complete the purchase of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice. A failure by a ROFR and Co-Sale Rights Holder to respond within such prescribed period shall constitute a decision by such ROFR and Co-Sale Rights Holder not to exercise its right to purchase such Transfer Shares. For the purposes of this clause (c), each ROFR and Co-Sale Rights Holder’s pro rata share of the Transfer Shares shall be equal to the number of Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by such ROFR and Co-Sale Rights Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held on the date of the Transfer Notice by all ROFR and Co-Sale Rights Holders which exercise their right of first refusal under this clause (c) on the date of the Transfer Notice. Each ROFR and Co-Sale Rights Holder shall be entitled to apportion the right of first refusal hereby granted to it in such proportions as it deems appropriate, among itself and its Affiliates which are not Competitors.

(d) Second Transfer Notice; Over-Allotment. To the extent that any ROFR and Co-Sale Rights Holder does not exercise its right of first refusal to the full extent to purchase such ROFR and Co-Sale Rights Holder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver written notice thereof (the “Second Transfer Notice”), within five (5) days after the expiration of the First Refusal Period, to each ROFR and Co-Sale Rights Holder that elected to the full extent to purchase such ROFR and Co-Sale Rights Holder’s pro rata share of the Transfer Shares (the “Exercising Holder”). Each Exercising Holder shall have five (5) Business Days from the date of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such over-allotment exceeds the total number of the remaining Transfer Shares available for purchase, the over-purchasing Exercising Holders will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of remaining Transfer Shares equal to the lesser of (a) the number of the additional Transfer Shares it proposes to purchase; (b) the product obtained by multiplying (i) the number of the remaining Transfer Shares available for purchase by (ii) a fraction the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by each over-purchasing Exercising Holder and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis assuming conversion of all convertible securities) held by all the over-purchasing Exercising Holders. Each over-purchasing Exercising Holder shall be obligated to purchase such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this subsection (d) and the Selling Shareholder shall so notify such Exercising Holders within fifteen (15) Business Days from the date of the Second Transfer Notice.

(e) Non-Exercise. Subject to the provisions of Section 5, in the event the ROFR and Co-Sale Rights Holder fails to purchase all of the Transfer Shares within the above-prescribed period, the Selling Shareholder shall have one hundred and twenty (120) days after delivery of the Transfer Notice to each ROFR and Co-Sale Rights Holder to sell such Transfer Shares not purchased by the ROFR and Co-Sale Rights Holders (the “Remaining Shares”) at a price upon terms and conditions no more favorable to the transferee than specified in the original Transfer Notice. In the event that the Selling Shareholder has not sold the Remaining Shares within such prescribed period, the Selling Shareholder shall not thereafter sell any Shares without first offering such Shares to the ROFR and Co-Sale Rights Holders in the manner provided in this Section 4 and in Section 5.

(f) Closing. If any ROFR and Co-Sale Rights Holder elects to purchase the Transfer Shares pursuant to this Section 4.2, then the payment for the Transfer Shares to be purchased shall be made within the twenty-five (25) Business Days after the expiration of the First Refusal Period or Second Refusal Period (as the case may be) by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, or at a place and time otherwise agreed by the Selling Shareholder and each ROFR and Co-Sale Rights Holder that has elected to purchase all or part of the Transfer Shares.

5.	INVESTORS’ CO-SALE RIGHT.

5.1 Co-Sale Right. To the extent any ROFR and Co-Sale Rights Holder does not exercise its respective rights of first refusal at all as to all of the Transfer Shares pursuant to Section 4.2, such ROFR and Co-Sale Rights Holder shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within twenty-five (25) Business Days after the date of the Transfer Notice, to participate in the sale of any Transfer Shares to the extent of such ROFR and Co-Sale Rights Holder’s Pro Rata Co-Sale Share at the same price and upon the same terms and conditions indicated in the Transfer Notice. A failure by the ROFR and Co-Sale Rights Holder to respond within such prescribed period shall constitute a decision by such ROFR and Co-Sale Rights Holder not to exercise its right of co-sale as provided herein. To the extent one (1) or more of the ROFR and Co-Sale Rights Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each ROFR and Co-Sale Rights Holder shall be subject to the following terms and conditions:

(a) each ROFR and Co-Sale Rights Holder may sell all or any part of its Pro Rata Co-Sale Share of the Transfer Shares. A ROFR and Co-Sale Rights Holder’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares shall mean that number of Ordinary Shares (or that number of Preferred Shares which, if converted at the current conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as-converted basis) then held by such ROFR and Co-Sale Rights Holder exercising co-sale rights pursuant to this Section 5, divided by (ii) the total number of Ordinary Shares held by the Selling Shareholder plus the total number of Ordinary Shares then held by all ROFR and Co-Sale Rights Holders exercising co-sale rights pursuant to this Section 5, on an as-converted basis. As used in this definition, the phrase “on an as-converted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities;

(b) each ROFR and Co-Sale Rights Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such ROFR and Co-Sale Rights Holder and a transfer form signed by such ROFR and Co-Sale Rights Holder, which indicates:

(i) the number of Ordinary Shares which such ROFR and Co-Sale Rights Holder elects to sell;

(ii) that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such ROFR and Co-Sale Rights Holder elects to sell; or

(iii) any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the allotment of Preferred Shares in lieu of Ordinary Shares, such ROFR and Co-Sale Rights Holder shall convert such Preferred Shares into Ordinary Shares and allot Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

5.2 Procedure at Closing. The share certificate or certificates that such ROFR and Co-Sale Rights Holder delivers to the Selling Shareholder pursuant to Section 5.1(b) shall be transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such ROFR and Co-Sale Rights Holder that portion of the sale proceeds to which such ROFR and Co-Sale Rights Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a ROFR and Co-Sale Rights Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from such ROFR and Co-Sale Rights Holder. In selling their Shares pursuant to their co-sale right hereunder, the ROFR and Co-Sale Rights Holders shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

5.3 Non-Exercise. Subject to Section 4.2, to the extent the ROFR and Co-Sale Rights Holders do not elect to participate in the sale of Transfer Shares pursuant to the Transfer Notice, the Selling Shareholder may, not later than one hundred and twenty (120) days following delivery of the Transfer Notice to each ROFR and Co-Sale Rights Holder, effect a transfer of the Remaining Shares covered by the Transfer Notice and not elected to be sold by the ROFR and Co-Sale Rights Holders. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Section 4 and this Section 5.

5.4 Prohibited Transfer. Any attempt by a Selling Shareholder to sell any Transfer Shares in disregard or contravention of Section 10.1, or the right of first refusal under Section 4.2 or the co-sale rights under Section 5 of this Agreement (a “Prohibited Transfer”) shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and the Company and such Selling Shareholders shall not recognize any such transfer, sale or issuance. The Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consents of the Preferred Majority.

5.5	Legend.

(a) Each certificate representing the Ordinary Shares (other than the Ordinary Shares held by Special Ordinary Shareholders) shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE EIGHTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE BOARD OF DIRECTORS OF THE COMPANY.”

(b) Each Party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.5(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 5.

6.	ASSIGNMENT AND AMENDMENT.

6.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights; Inspection Rights. The rights of any Investor under Sections 2.1 and 2.2 are transferable prior to the Qualified IPO to any Person who holds or is acquiring Investment Securities in a permitted transfer; provided, that each Investor may assign its rights and obligations to its Affiliate(s) without consent of the other Parties under this Agreement; provided, however, that the Company and each Preferred Shareholder are given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6, and agree to abide by this Agreement by executing an Adherence Agreement as provided in Section 6.1(d).

(b) Registration Rights. The registration rights of the Holders under Section 3 are fully assignable to any Person who holds or is acquiring Registrable Securities in a permitted transfer; provided, however, that the Company and each Preferred Shareholder are given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6, and agree to abide by this Agreement by executing an Adherence Agreement as provided in Section 6.1(d).

(c) Rights of Preferred Shareholders. (i) The Right of Participation of each Participation Rights Holder under Section 4.1 hereof is fully assignable to such Participation Rights Holder’s Affiliates or to any Person who holds or is acquiring Investment Securities in a permitted transfer; (ii) the right of first refusal of each ROFR and Co-Sale Rights Holder under Section 4.2 hereof is fully assignable to such ROFR and Co-Sale Rights Holder’s Affiliates or to any Person who holds or is acquiring Investment Securities in a permitted transfer; (iii) the co-sale right of each ROFR and Co-Sale Rights Holder under Section 5 hereof is fully assignable to such ROFR and Co-Sale Rights Holder’s Affiliates or to any Person who holds or is acquiring Investment Securities in a permitted transfer; (iv) the rights of each Preferred Shareholder under Section 7 and the Exhibit A hereof is fully assignable to such Preferred Shareholder’s Affiliates or to any Person who holds or is acquiring the requisite number of the Investment Securities in a permitted transfer; (v) the Drag-Along right of Dragging Shareholders under Section 9.2 hereof is fully assignable to such Dragging Shareholder’s Affiliates or to any Person who holds or is acquiring Investment Securities in a permitted transfer, and (vi) any other right of each Preferred Shareholder under this Agreement (including without limitation the rights specified under Sections 8 and 10 hereof) is fully assignable to such Preferred Shareholder’s Affiliates or to any Person who holds or is acquiring the requisite number of the Investment Securities in a permitted transfer, in each case, provided that the transferee of Investment Securities in any of the abovementioned scenario executes and delivers an Adherence Agreement as provided in Section 6.1(d); provided further that the Company and each Preferred Shareholder are given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that the transfer of Investment Securities to any operator of the brands as listed in the Schedule C (as updated in accordance with the terms and conditions hereunder from time to time) shall be subject to Section 10.1 of this Agreement. For the avoidance of doubt, all Shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and other Transaction Documents, and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

(d) Adherence Agreement. For any transfer of Shares to be deemed effective, the transferee shall assume all of the obligations of the transferor under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Exhibit B (the “Adherence Agreement”). Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be an Ordinary Shareholder, Investor or Holder hereunder, as appropriate. By their execution hereof, each of the Parties hereto appoints the Company as its attorney-in-fact for the limited purpose of executing any Adherence Agreement which may be required to be delivered pursuant to this Section 6.1(d).

6.2 Amendment. This Agreement and the Restated M&A may only be amended with the written consent of (i) the Company; (ii) the Preferred Majority (which shall include Freesia for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written consent given by the observer appointed by Freesia with respect hereto shall be deemed as written consent given by Freesia for such purpose); and (iii) the Ordinary Majority; provided, however, that (w) Section 3.15 may not be amended without the prior written consent of the IFC Investors; (x) any amendment or waiver that adversely affect holder of a series of shares differently from other holders of such series or from holders of other series shall require the separate consent of such holder; (y) any provision that specifically and expressly applies to (including giving a right to) any specifically named Investor(s) shall not be amended, added or waived in a way that would adversely affect such Investor(s) without the prior written consent of such Investor(s); and (z) if the Right of Participation provided under Section 4 is waived in its entirety pursuant to this Section 6.2 hereunder, then the corresponding New Securities may only be offered to third parties. Any amendment effected in accordance with this Section 6.2 shall be binding upon each Party hereto and their respective successors; provided that Company shall promptly give written notice thereof to any Party hereto that has not consented to such amendment. The Parties agree not to circumvent Sections 6.2(w), (x), (y) and (z) through amending or restating this Section 6.2.

6.3 Waiver of Rights. To the extent that any Party seeks a waiver of rights from any other Party, (i) any Preferred Shareholder may waive any of its rights hereunder without obtaining the consent of any other Preferred Shareholders; (ii) any Ordinary Shareholder may waive any of its rights hereunder without obtaining the consent of any other Ordinary Shareholders; and (iii) subject to Section 7, any Group Company may waive any of its rights hereunder without obtaining the consent of any other Group Company. Any Party may waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform for the benefit of such waiving Party.

7.	PROTECTIVE PROVISIONS.

7.1 Acts of the Group Companies Requiring the Approval of Shareholders. In addition to such other restrictions or limitations as may be provided herein or in other Transaction Documents, for so long as any Preferred Share remains issued and outstanding, each Group Company shall not, and each of the Warrantors shall procure each Group Company not to, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed in Part I of Exhibit A without the prior written consent of the Ordinary Majority and the Preferred Majority (and with respect to the actions set forth in items (i), (ii), (iii), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xviii), (xx), (xxi) and (xxiv) (with respect to any of the foregoing items), including the prior written consent of Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written consent given by the observer appointed by Freesia with respect hereto shall be deemed as written consent given by Freesia for such purpose; and with respect to the actions set forth in items (iii), (xi), (xii), (xvi), (xvii) and (xviii), including the prior written consent of Super Series F Majority; and provided that except for the valuation of any public offering of any securities of the Company in the event that such valuation is less than the post-money valuation of the Company immediately after the Closing (on a fully-diluted basis), other actions set forth in item (xii) shall not require the consent of holder(s) of the Series G Preferred Shares). Notwithstanding anything to the contrary contained herein or in other Transaction Documents, where any act listed in Part I of Exhibit A requires the approval of the Shareholders in accordance with the Company Laws of the Cayman Islands (as amended), and if the Shareholders vote in favor of such act but the approval of the Preferred Majority (including where applicable, Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) and the Ordinary Majority has not yet been obtained, the Preferred Shareholders and the Ordinary Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1).

7.2 Acts of the Group Companies Requiring Approval of Board. In addition to such other restrictions or limitations as may be provided herein or in other Transaction Documents, for so long as there is any Preferred Director serving on the Board, each Group Company shall not, and each of the Warrantors shall procure each Group Company not to, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed in Part II of Exhibit A without the prior written consent of the Board (such consent shall at least include affirmative votes of the Preferred Directors Majority, other than in respect of item (ix) in Part II of Exhibit A, which requires the affirmative votes of at least the majority of the Preferred Directors in office).

7.3 Notwithstanding anything to the contrary herein, each Shareholder shall, and shall procure any Director appointed by it to, give an affirmative vote on all the matters that are required for the purpose of any Preferred Shareholder’s exercising of any rights under the Transaction Documents.

7.4 For the purposes of this Section 7 and the Exhibit A, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

8.	BOARD REPRESENTATION; COMMITTEE AND SENIOR MANAGEMENT.

8.1 Designation Right. The Company’s Restated M&A shall provide that the Company’s Board shall consist of not more than thirteen (13) members, which number of members shall not be changed except pursuant to an amendment to the Restated M&A. For so long as Shunwei and Shunying collectively hold no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), Shunwei shall be entitled to designate, appoint or remove one (1) Director (the “Shunwei Director”). For so long as Huasheng holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), Huasheng shall be entitled to designate, appoint or remove one (1) Director (the “Huasheng Director”). For so long as WP holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), WP shall be entitled to designate, appoint or remove one (1) Director (the “WP Director”). For so long as CMC holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), CMC shall be entitled to designate, appoint or remove one (1) Director (the “CMC Director”). For so long as Genesis, together with its Affiliates, hold no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), Genesis shall be entitled to designate, appoint or remove one (1) Director (the “Genesis Director”). For so long as SVF holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), SVF shall be entitled to designate, appoint or remove one (1) Director (the “SVF Director”, together with CMC Director, Shunwei Director, Huasheng Director, WP Director and Genesis Director, collectively the “Preferred Directors”, and each, a “Preferred Director”). The Ordinary Majority shall have the right to elect, appoint and remove not more than seven (7) Directors (the “Ordinary Directors”, and each, an “Ordinary Director”), one of whom, being ZHANG Yi (张翼), shall be elected as the Chairman of the Board of Directors. In the event that there is any vacancy for any seat of the Ordinary Directors, ZHANG Yi (张翼) shall have such number of votes that equals the number of such vacancies of Ordinary Directors plus one (1).

8.2 Board Quorum; Meetings, etc. The quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the meetings of the Board shall be a majority of the number of the Directors in office elected in accordance with Section 8.1, including the presence of each Preferred Director in office, in Person or by telephone, electronic or other means of communication, provided, however, that if such quorum cannot be obtained for a Board meeting after one (1) notice of Board meeting having been sent by the Company not less than ten (10) days prior to such scheduled meeting solely due to the absence of any Preferred Director in office, such meeting shall be adjourned to the fifth (5th) following day at the same time and place (or to such other time or place as all the Directors may determine), then the attendance of a majority of the number of the Directors in office elected in accordance with Section 8.1 on such adjourned meeting shall constitute a quorum; provided further that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of the Board meetings. Notices and agendas of Board meetings as well as copies of all board papers shall be sent to all the relevant Directors and to all the Investors at least ten (10) days prior to the relevant Board meeting. Minutes of Board meetings shall be sent to the Investors within thirty (30) days after the relevant meeting. The Company shall hold Board meetings at least once a quarter.

8.3 Board Observer. Each of (i) Star VC, Shanghai Dayunchenkun Enterprise Management Partnership (Limited Partnership) (上海达蕴晨坤企业管理合伙企业（有限合伙）), Qianhai Qingsong, Freesia, CICC and the IFC Investors (deemed as one Person solely for the purpose of this Section 8.3), (ii) Genesis, for so long as Genesis, together with its Affiliates holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), and (iii) CMC, for so long as CMC, together with its Affiliates holds no less than three percent (3%) of the total outstanding share capital of the Company (calculated on a fully diluted and as-converted to the Ordinary Share basis), shall have the right to appoint an observer to the Board of Directors and each committee thereof to attend board or board committee meetings of the Company or its Affiliates in a non-voting observer capacity.

8.4 Waiver. The Company acknowledges that each Investor will likely have, from time to time, information that may be of interest to any Group Company (the “Information”) regarding a wide variety of matters including (1) an Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments an Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of any Group Company, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with any Group Company. The Company recognizes that a portion of such Information may be of interest to the any Group Company. Such Information may or may not be known by any of the Investors and the Preferred Directors. The Company, as a material part of the consideration for this Agreement, agrees that none of the Investors and the Preferred Directors shall have any duty to disclose any Information to any Group Company, or permit any Group Company to participate in any projects or investments based on any Information, or otherwise to take advantage of any opportunity that may be of interest to any Group Company if it were aware of such Information, and hereby waives, to the extent permitted by Law, any claim based on the corporate opportunity doctrine or otherwise that could limit any Investor’s ability to pursue opportunities based on such Information or that would require any Investor, any representative or any Preferred Director, to disclose any such Information to any Group Company or offer any opportunity relating thereto to any Group Company.

8.5 Assignment. The rights of the Investors set forth in this Section 8 are fully assignable to any Person who holds or is acquiring the requisite number of the Preferred Shares as set forth in Section 8.1 in a permitted transfer; provided, however, that the Company and each Preferred Shareholder are given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that the transferee executes and delivers an Adherence Agreement.

8.6 Management of the Group Companies. If any Investor having the right to designate a Director to the Board pursuant to this Section 8 requests the board of each Group Company shall at all times consist of the same members of the Board of the Company (the provisions in this Section 8 shall apply mutatis mutandis to the board of each Group Company to the extent permitted by Law), each of the Parties agrees to provide reasonable assistance for such request. Subject to Section 7, each Group Company shall only take actions that have been previously approved by the board of directors of each Group Company as established pursuant to this Section 8.6 (if applicable).

8.7 Insurance and Indemnification. If so required by the Board, the Company shall procure customary directors and officers insurance for the directors. Notwithstanding anything to the contrary in this Agreement or in the Restated M&A, each Group Company shall, jointly and severally, indemnify and hold harmless each of the Preferred Directors in office and his/her alternate, to the fullest extent permissible by Law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Preferred Director in office or his/her alternate as a result of any act, matter or thing done or omitted to be done by him/her in good faith in the course of acting as a Director or alternate Director, as applicable, of the Company or any Group Company, by delivering to such Preferred Director in office and his/her alternate, at the time of his/her appointment as a Director or an alternate Director, an indemnification agreement duly executed by the Company substantially in the form satisfactory to the Board (including the affirmative votes of at least the Preferred Directors Majority). In addition, the Company shall indemnify each Investor to the maximum extent permitted by applicable Laws for any claims brought against such Investor by any third party (including any other Shareholder of the Company) as a result of such Investor’s investment in the Company, unless such claim is raised due to or in connection with an Investor’s breach of contractual obligation to any third party or violation of applicable Laws.

8.8 Establishment of Board Committees. After the Closing, the Company may establish and maintain a compensation committee, an audit committee and a nomination committee (each, a “Board Committee”). Each Preferred Director in office shall be a member of each of such Board Committee (if any).

8.9 Director Expenses. The Company shall reimburse the Preferred Directors in office for all reasonable and documented out-of-pocket expenses incurred in connection with Board duties and meetings.

8.10 Additional Covenants. Each Party agrees to use its best efforts to cause the designation, appointment or removal of the directors as provided above. No Group Company shall, and the Key Parties shall cause each Group Company not to, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Group Companies and the Key Parties, and each Group Company shall, and the Key Parties shall cause the Group Companies to, at all times in good faith take action as appropriate in the carrying out of all of the provisions of this Agreement. Each Ordinary Shareholder (other than the Special Ordinary Shareholders) agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement unless otherwise provided herein.

9.	GOING PUBLIC; SALE OF THE COMPANY.

9.1 Exit. The Key Parties, the Ordinary Shareholders (other than the Special Ordinary Shareholders) and the Company undertake to use best efforts to consummate a Qualified IPO from the Closing.

9.2 Drag-Along.

(a) If a Trade Sale, whether structured as a merger, reorganization, asset sale, sale of Control of the Company or the Material Group Companies or otherwise (the “Drag-Along Sale”), (x) in which the per share price offered by the proposed buyer is no less than two (2) times the Series F-2 Issue Price, and is approved by (i) the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) and (ii) the Ordinary Majority at any time after thirty-six (36) months from the Series F Issue Date (as defined in the Restated M&A); or (y) in which the per share price offered by the proposed buyer is no less than two and a half (2.5) times Series F-2 Issue Price (as defined in the Restated M&A) and is approved by the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) if a Qualified IPO has not been consummated within fifty-four (54) months after the Series F Issue Date, the Dragging Shareholders may require all other Members of the Company (the “Dragged Shareholders”) to approve such transaction and to directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (the “Transfer”) all their interest in the equity in the Company (the “Called Shares”) to the proposed buyer (the “Proposed Buyer”) (or as the Proposed Buyer directs) in accordance with the provisions of this Section 9.2 (the “Drag Along Option”).

(b) The Dragging Shareholders may exercise the Drag Along Option by giving written notice to that effect (the “Drag Along Notice”) at least twenty-five (25) Business Days prior to the Transfer of the Dragging Shareholders’ interest in the equity in the Company (the “Sellers’ Shares”) to the Proposed Buyer. The Drag Along Notice shall specify:

(i) that the Dragged Shareholders are required to Transfer all their Called Shares pursuant to this Section 9.2;

(ii) the name and address of the Person to whom the Called Shares are to be Transferred;

(iii) the amount and the form of consideration payable for the Called Shares; and

(iv) the proposed date of the Transfer of the Called Shares and Sellers’ Shares.

(c) Once issued, a Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, the Dragging Shareholders have not Transferred the Sellers’ Shares to the Proposed Buyer on the proposed Transfer date as provided in the Drag Along Notice. The Dragging Shareholders may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

(d) In the event that the Dragging Shareholders approve a Drag-Along Sale, then each Dragged Shareholder hereby agrees with respect to all Shares that he, she or it holds and any other Company’s securities over which he, she or it otherwise exercises dispositive power:

(i) in the event such transaction requires the approval of Members, (A) if the matter is to be brought to a vote at a general meeting, after receiving proper notice of any meeting of Members of the Company to vote on the approval of a Drag-Along Sale, to be present, in person or by proxy, as a holder of Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (B) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Drag-Along Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of any Group Company to consummate such Drag-Along Sale;

(ii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Drag-Along Sale;

(iii) to execute and deliver all related documentation and take such other action necessary to consummate the proposed Drag-Along Sale, including without limitation amending the then existing Charter Documents of the Group Company involved in the proposed Drag-Along Sale; and

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in the Restated M&A or this Agreement, any voting securities owned by such Dragged Shareholder or its Affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquiror in connection with a Drag-Along Sale.

(e) Any Transfer of the Called Shares by the Dragged Shareholders shall be on the terms and conditions as the proposed Transfer of Sellers’ Shares by the Dragging Shareholders. Upon request of the Dragging Shareholders, the Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Transfer of the Called Shares, including, without limitation, as to their ownership and authority to Transfer, free of all Encumbrances of any kind, the Called Shares (provided that with respect to the Dragged Shareholders who are Preferred Shareholders, they shall only be required to make customary representations and warranties as to their ownership and authority to Transfer, and free of all Encumbrances of any kind, the Called Shares) and shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by applicable law, the Proposed Buyer against all Losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Shareholders as the case may be, under the terms of the agreements relating to such Transfer of the Called Shares; provided that (i) the indemnification liability of the Dragged Shareholders under this Section 9.2 shall be several and not joint; (ii) a Dragged Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Trade Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company); (iii) the liability of a Dragged Shareholder shall be limited to such Shareholder’s applicable share (determined based on the respective proceeds payable to such Shareholder in connection with such Trade Sale in accordance with the provisions of the Charter Documents) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Shareholder in connection with such Trade Sale, except with respect to claims related to fraud or willful misconduct by such Shareholder; (iv) no Dragged Shareholder who is a financial investor shall be required in connection with such Trade Sale to agree to any non-customary administrative covenants, including, but not limited to, covenants requiring such Dragged Shareholders not to compete with any party; and (v) such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of equity securities of the Company in accordance with their relative liquidation preferences as set forth in Article 129 of the Restated M&A. The exceptions set forth in this subsection (e)(i) through (e)(v) applicable to Dragged Shareholders shall apply to all financial investors in any Trade Sale regardless of whether the Drag Along Option is exercised.

(f) If the consideration offered is payable in securities or property other than cash (or evidence of cash indebtedness), the Board (including the affirmative votes of at least a majority of the Preferred Directors in office) shall in good faith determine the fair market value of any such securities or property in cash, provided that any Preferred Shareholder shall have the right to challenge any determination by the Board of fair market value made pursuant hereto, in which case the determination of fair market value shall be made by a valuer selected jointly by the Board (including the affirmative votes of at least the majority of the Preferred Directors in office) and the challenging Parties. The valuer shall prepare a report setting forth the basis of its calculating such fair market value, and the determination of such fair market value by the valuer shall, in the absence of manifest error, be final and conclusive. The costs of the valuer shall be borne solely by the Company. The valuer shall act as an expert and not as an arbitrator. If the acquiring party is a privately-held entity and the Preferred Shareholders receive in whole or in part non-publicly traded securities of such acquirer, then such non-publicly traded securities shall have liquidation preference(s), protective provision(s), voting right(s), dividend right(s), registration rights and preemptive rights that are substantially similar to those of the Preferred Shares, as applicable, as set forth herein as of the date hereof, unless otherwise agreed by the Preferred Majority.

(g) Completion of the Transfer of the Called Shares shall take place on the Completion Date on which the Company shall, subject to receipt of the relevant executed transfer forms, make proper entries in the Register of Members of the Company and cancel the surrendered share certificates and issue any new share certificates in the name of the Proposed Buyer (or as it may direct) as necessary to consummate the transactions in connection with the exercise by the Dragging Shareholders of the Drag Along Option under this Section 9.2. “Completion Date” means the date proposed for completion of the Transfer of the Sellers’ Shares unless:

(i) all of the Dragged Shareholders and the Dragging Shareholders agree otherwise in which case the Completion Date shall be the date agreed in writing by all of the Dragged Shareholders and the Dragging Shareholders; or

(ii) that date is less than ten (10) days after the date on which the Drag Along Notice is deemed effectively given pursuant to Section 12.5, in which case the Completion Date shall be the tenth day after the date on which the Drag Along Notice is deemed effectively given pursuant to Section 12.5.

(h) The transfer restrictions set forth in Sections 4.2, 5 and 10.1 shall not apply to any Transfer of Shares in the Company to a Proposed Buyer (or as it may direct) under this Section 9.2.

(i) On the Completion Date, the Dragged Shareholders shall deliver executed share transfer forms for the Called Shares, together with the relevant share certificates (or a suitable indemnity for any lost share certificates) to the Proposed Buyer, and the Proposed Buyer shall pay the consideration due for their Called Shares.

(j) If any Dragged Shareholder does not, on the Completion Date, execute share transfer form(s) in respect of all of the Called Shares held by it, the defaulting Dragged Shareholder shall be deemed to have irrevocably appointed any Person nominated for the purpose by the Dragging Shareholders to be such Dragged Shareholder’s agent and attorney to execute all necessary share transfer form(s) on its behalf to deliver such share transfer form(s) to the Proposed Buyer (or as it may direct) as the holder thereof; provided that, solely for the purposes of this Section 9.2(j), “Dragged Shareholder” shall exclude the IFC Investors. After the Proposed Buyer (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such Person. Failure to produce a share certificate shall not impede the registration of Shares under this Section 9.2(j).

(k) Following the issue of a Drag Along Notice on any Person becoming a Member of the Company pursuant to the exercise of a pre-existing option to acquire Shares in the Company or on the conversion of any securities of the Company (the “New Holder”), a Drag Along Notice shall be deemed to have been served on the New Holder on the same terms as the previous Drag Along Notice. The New Holder shall then be bound to Transfer all Shares in the Company acquired by it to the Proposed Buyer (or as the Proposed Buyer may direct) and the provisions of this Section 9.2 shall apply with the necessary changes to the New Holder, except that completion of the Transfer of the Shares in the Company held by the New Holder shall take place immediately on the Drag Along Notice being deemed given to the New Holder.

(l) Notwithstanding any provision in this Agreement, or the Restated M&A to the contrary (including without limitation Section 7),

(i) with respect to the IFC Investors only, (A) if as a result of a Trade Sale, Investors receive consideration in securities or property other than securities registered under the Securities Act on the New York Stock Exchange, the Nasdaq Global Market, the Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange, or Shenzhen Stock Exchange, or cash (or evidence of cash indebtedness), the Company shall use its best efforts to ensure that (x) the acquirer will accede to the terms of the Policy Agreement as obligor and comply with IFC’s internal due diligence requirements (as applicable to IFC’s investments generally) or (y) the Shares held by the IFC Investors will be purchased for cash on comparable terms (or the consideration from such Trade Sale will be allocated such that the IFC Investors will receive full cash consideration); provided that if the IFC Investors are not provided the benefit of either sub-clause (x) or (y), then, at the election of the IFC Investors, the Shares held by the IFC Investors shall be excluded from such Trade Sale; and (B) notwithstanding any waiver or amendment by any Investor or group of Investors, the IFC Investors shall retain all rights, privileges and protections provided in connection with any Drag-Along Sale; and

(ii) to the extent permitted by applicable Laws, any Transfer or transaction contemplated under this Section 9.2 shall not be subject to a prior written consent or approval of any Member except those specifically set forth in this Section 9.2, and the proceeds of transactions contemplated under this Section 9.2 shall be distributed according to Article 129 of the Restated M&A. The Company shall use all reasonable efforts to cause all Members to be subject to the obligations set forth in this Section 9.2.

10.	COVENANTS.

10.1 Restrictions on Transfers. Subject to Sections 4 and 5 and the provisions of any severance agreement that the Key Parties may enter into, each Key Party agrees that, without the prior written consent of the Preferred Majority, he/she shall not and shall cause the Group Companies’ senior management and other Ordinary Shareholders (other than the Special Ordinary Shareholders) not to, directly or indirectly, Transfer any of his/her Equity Securities in the Company or any of other Group Companies at any time prior to a Qualified IPO. In the case that any such Equity Securities is held by its ultimate beneficial owner through one or more level(s) of holding companies, any Transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of changing the beneficial ownership of such Equity Securities shall be deemed as an indirect Transfer of such Equity Securities. The Parties agree that the restrictions on the Transfer of such Equity Securities held by the Key Parties contained in this Agreement shall apply to such indirect Transfer and shall not be circumvented by means any indirect Transfer of the Equity Securities. Notwithstanding anything to the contrary contained herein, the transfer restrictions set forth in Section 4, Section 5, this Section 10.1 and otherwise hereunder on each Key Party hereunder shall not apply to (a) any sale or transfer of Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship, and (b) for bona fide estate planning purposes, transfer of no more than ten percent (10%) of the number of the Shares directly or indirectly held by such Key Party on the date hereof to such Key Party’s parents, children, spouse, or to a trustee, executor, or other fiduciary controlled by such Key Party’s parents, children, spouse, or transfer of any Shares directly or indirectly held by such Key Party to a trust controlled by or for the benefit of such Key Party, to a company controlled by such Key Party or to such Key Party’s trustee, executor or other fiduciary, the date hereof (each transferee pursuant to the foregoing subsection (b), a “Permitted Transferee”); provided that (i) in case of a Transfer pursuant to the foregoing subsection (b), such Transfer shall not cause an obstacle to the consummation of the Qualified IPO by the Company, and to the extent required by the Qualified IPO, the transferees shall execute consent letters agreeing that the voting rights of the transferred Equity Securities shall vest to the Key Parties after the Transfer; (ii) adequate documentation therefor is provided to the Preferred Shareholders and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor by executing an Adherence Agreement as provided in Section 6.1(d); and (iii) such Transfer is effected in compliance with all applicable Laws including, without limitation, Circular 37; provided, further, in case of the Transfer pursuant to the foregoing subsection (b), such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

For the avoidance of doubt, Transfers of the Preferred Shares by any Preferred Shareholder or Transfer of the Ordinary Shares by any Special Ordinary Shareholder shall not be subject to any restrictions on Transfer, including but not limited to right of first refusal, co-sale rights, or other contractual conditions; provided that (i) such Transfer is effected in compliance with all applicable Laws, (ii) the transferee agrees in writing to be bound by this Agreement in place of the relevant transferor by executing an Adherence Agreement as provided in Section 6.1(d), (iii) such Preferred Shareholder or Special Ordinary Shareholder gives written notice to other shareholders and the Company within ten (10) days prior to the Transfer, and (iv) without prior written consent of the Ordinary Majority, the transferee shall not be any operator of the brands as listed in Schedule C (which can be updated: (y) no more than once for each year from the Closing by the Key Parties by replacing no more than two (2) operators each time, subject to a maximum number of thirteen (13) operators; and (z) by serving a written notice to the Investors at least ten (10) Business Days prior to such update (such operators collectively referred as the “Competitors”), provided further that such restriction (and any restriction on assignment of any rights and/or obligation to the aforementioned operators) shall not apply to Section 9.2 of this Agreement. The Company shall use commercially reasonable efforts to discuss with SVF and Genesis any updates to the Schedule C on good faith basis before the update to the Schedule C, provided that such discussion shall not be deemed as a condition precedent to the update of the Schedule C by the Company. Notwithstanding the foregoing, solely with respect to Freesia, any change in the identity and/or composition of the direct or indirect shareholders of Freesia that occurs solely pursuant to an applicable Governmental Order, to the extent that after such change Freesia remains controlled by a PRC Governmental Authority, shall not be deemed an indirect Transfer to a Competitor for all purposes hereof; provided that Freesia agrees not to abuse the exception set out in the foregoing for the purpose of circumventing the restriction set forth in item (iv) of this paragraph. Notwithstanding the foregoing, any Transfer of any Equity Security by any Preferred Shareholder other than any direct Transfer of any Shares of the Company shall not be subject to the transfer restrictions under subsections (ii) and (iii) of this paragraph above; provided that the Preferred Shareholders shall at all times comply with the restriction set forth in subsections (i) and (iv) of this paragraph.

10.2 Operations of the PRC Companies. To the extent permitted by the PRC Laws, the Domestic Company, Zhangda and Zhangshi shall take all reasonably necessary steps to promptly assign and transfer to the WFOE (pursuant to the Control Documents, Zhangda Control Document, Zhangshi Control Documents or otherwise) substantially all of its revenues, earnings and other values and benefits generated from its business operations. The Domestic Company, Zhangda and Zhangshi shall each, to the extent permitted by applicable Law, operate its business at the direction of its board of directors and its shareholders (who have assigned their voting rights to the WFOE). The WFOE shall take all reasonably necessary steps to ensure that the Domestic Company, Zhangda and Zhangshi will have funds available to cover its operating expenses and timely repay its debts as they become due.

10.3 Compliance with Laws. Each Group Company shall, and the Key Parties shall cause each Group Company to, use its best efforts to cause any direct or indirect Subsidiary or entity Controlled by the Company, including without limitation the Group Companies, whether now in existence or formed in the future, to comply in all material respects with all applicable Laws.

10.4 Transfer of the PRC Companies. To the extent permitted by PRC Laws and upon the written request of the WFOE, each Key Party and other equity owners of the Domestic Company, Zhangda and Zhangshi shall transfer his/her/its equity interests in Domestic Company and Zhangda in part or in whole to the WFOE or the designee of the WFOE at the WFOE’s sole and absolute discretion at such price described in Control Documents, Zhangda Control Documents and Zhangshi Control Documents, as the case may be.

10.5 Full Time Commitment. Each Key Party undertakes and covenants to the Investors that, commencing from the date of this Agreement until the second anniversary of a Qualified IPO or a Trade Sale (unless his or her earlier resignation is approved by the Board, including at least the affirmative votes of the Preferred Directors Majority), he/she shall commit all of his/her efforts to furthering the business of the Group Companies and shall not, without the prior written consent of the Preferred Majority, either on his/her own account or through any of his/her Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity other than a Group Company whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity, or (C) by contract or otherwise; or (ii) devote time to carry out or otherwise engage in the management or the business operation of any entity other than a Group Company.

10.6 Non-Competition. Each of the Key Parties hereof undertakes and covenants to each Investor that neither he/she nor any of his/her Affiliates will directly or indirectly, either by himself/herself or in conjunction with or through any other Person:

(a) during the Relevant Period and Restriction Period, participate, assist, engaged or hold interest in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company, except that any of the Key Parties may own no more than five percent (5%) of the total shares in any publicly traded company that competes with any Group Company;

(b) during the Relevant Period and Restriction Period, solicit in any manner any Person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such Person any goods or services similar to or competing with any of the businesses conducted by any Group Company;

(c) during the Relevant Period and Restriction Period, solicit or entice away, or endeavor to solicit or entice away, any employee or officer of any Group Company;

(d) at any time disclose to any Person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

10.7 ESOP.

(a) As of the date hereof, 93,082,225 Ordinary Shares of the Company shall have been reserved for issuance under the Company’s employees incentive share option plan (the “ESOP”).

(b) Subject to Section 7 and Section 10.7(a), unless the Board (including at least the affirmative votes of the Preferred Directors Majority) and the Preferred Majority determines otherwise, all options issued or granted under the ESOP shall be subject to a minimum four (4) year vesting schedule no faster than the following, counting from the applicable grant date with respect to the total issued options or shares: twenty-five percent (25%) of the options shall vest at the first anniversary of the grant date, and the remaining options shall vest annually in equal installments over the next three (3) years.

(c) Subject to Section 10.7(a) and the Protective Provisions hereunder, the power and authority to administer the ESOP and grant any option thereunder shall be vested to ZHANG Yi (张翼).

(d) Except as otherwise approved by a majority of the Directors (at least including the Preferred Directors Majority), the Company shall cause all future officers, Directors, and employees of, and consultants to, the Group Companies who purchase, or receive options to purchase, shares of the Company’s Ordinary Shares, to execute and deliver agreements in forms approved by the Board providing for a right of repurchase in favor of the Company on vested and unvested shares upon termination of the employment with cause or unilateral termination of the employment by the optionees, a prohibition on the transfer of all shares prior to a Qualified IPO (unless otherwise permitted under such ESOP) and a lockup or market standoff commitment after the Qualified IPO in respect of vested shares subject to the requirements that the underwriters or sponsors may have at such time.

10.8 Lock up. Subject to the terms and conditions hereof, following the Qualified IPO of the Company, the Key Parties, as the principal and management holders of Ordinary Shares shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such initial public offering.

10.9 Controlled Foreign Corporation. The Company covenants that as soon as practicable but not later than sixty (60) days from the end of each taxable year of the Company, the Company shall determine with its tax advisors on at least an annual basis regarding the Company’s status as a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”), the Company’s GILTI (as defined in Section 951A of the Code) and whether any portion of the Company’s income is “subpart F income” (as defined in Section 952 of the Code) (“Subpart F Income”). Each Investor shall reasonably cooperate with the Company to provide information about such Investor and such Investor’s Partners in order to enable the Company’s tax advisors to determine the status of such Investor and/or any of such Investor’s Partners as a “United States Investor” within the meaning of Section 951(b) of the Code. At the request of any Investor, the Company shall provide the following information to such Investor: (i) the Company’s capitalization table as of the end of the last day of such taxable year, or (ii) a report regarding the Company’s status as a CFC. In addition, at the reasonable request of any Investor, the Company shall provide such Investor with access to such other Company information as may be necessary to determine the Company’s status as a CFC and to determine whether Investor or any of Investor’s Partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income tax return, or to allow such Investor or such Investor’s Partners to otherwise comply with applicable United States federal income tax laws. For purposes of the foregoing as well as the covenants contained in this section, (i) the term “Investor’s Partners” shall mean each of the Investor’s partners and (ii) the “Company” shall mean the Company and any of its Subsidiaries.

10.10 Passive Foreign Investment Company. The Company acknowledges that certain Investors (other than the Founders) may be, or may comprise investors that are, U.S. persons and that the U.S. income tax consequences to those persons of the investment in the Company will be significantly affected by whether the Company and/or any of the entities in which it owns an equity interest at any time is (i) a “passive foreign investment company” (within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended) (a “PFIC”) or (ii) classified as a partnership or a branch for U.S. federal income tax purposes. The Company covenants that it will use, and will cause each of the Subsidiaries to use, commercially reasonable efforts to avoid classification as a PFIC, for the current year or any subsequent year. The Company also covenants that as soon as practicable from the end of each taxable year of the Company, the Company shall determine, in consultation with its tax advisors, whether the Company or any of its subsidiaries was a PFIC in such taxable year (including whether any exception to PFIC status may apply). If the Company determines that any such entity has become a PFIC in such taxable year, or that there is a likelihood of any such entity being classified as a PFIC for any taxable year, the Company shall promptly notify the Investors of such status or risk, as the case may be, and as soon as practicable from the end of such taxable year, and in no event later than sixty (60) days from the end of such taxable year, provide the following information to the Investors: (i) all information reasonably available to the Company to permit the Investor (and holders of its direct or indirect interests) to make a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), (ii) a completed “PFIC Annual Information Statement” pursuant to Treasury Regulation Section 1.1295-1(g), and (iii) all information reasonably requested to accurately prepare its U.S. tax returns and comply with other reporting requirements. The Company further agrees to make available to the Investors upon reasonable request, the books and records of the Company and each of the Subsidiaries, and to provide information to the Investors pertinent to the Company’s status or potential status as a PFIC.

10.11 Anti-Corruption, Anti-Money Laundering, and Sanctions.

(a) Each of the Group Companies covenants that it shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the Anti-Corruption Laws. The Company further covenants that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents, that are in violation of the Anti-Corruption Laws. The Company further covenants that it shall, and shall cause each of its Subsidiaries and Affiliates to maintain, immediately upon the execution of this Agreement, books and records that completely and accurately describe in detail all services rendered, payments made, and costs and expenditures incurred by the Subsidiaries and Affiliates, and to maintain a system of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure that all measures and transactions go through requisite approval process and have proper authorization and are in compliance with all applicable Anti-Corruption Laws. The use of false documents is prohibited, as is the making of inadequate, ambiguous or deceptive bookkeeping entries and any other accounting procedure, technique or device that could hide or otherwise disguise the nature of the transaction at issue. As soon as practicable after the Closing, and in any event within six (6) months after the Closing, the Company shall, and the Warrantors shall cause the Company to, adopt and maintain a robust compliance program in terms of anti-corruption and anti-money laundering policies, procedures and accounting controls that satisfies the requirements under the Anti-Corruption Laws and Anti-Money Laundering Laws in form and substance approved by CMC and SVF in writing (such approval not to be unreasonably withheld). Such policies and procedures shall also be consistent with the guidance that has been provided by the Governmental Authorities in China, the United States of America, or any other Governmental Authorities having the authority to administer and prosecute violations of such Laws. The Group Companies shall procure the relevant directors, employees, consultants and other representatives of the Group Companies to attend trainings in this regard and sign the annual certifications. Each of the Group Companies covenants that their operation will continue to be conducted at all times in compliance with applicable Anti-Corruption Laws. The Company covenants that it shall procure that each Group Company shall, conduct its respective business in compliance with all applicable Anti-Money Laundering Laws.

The Group Companies’ use of proceeds will be in compliance with and will not result in the breach of any sanctions administered from time to time by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United States Department of State or the U.S. Department of Commerce, any regulations or executive orders implementing U.S. economic sanctions Laws, or other similar sanctions imposed by the United Nations, the European Union under Council Regulation (EC) No. 194/2008, Her Majesty’s Treasury, or any other relevant governmental entity (“Sanctions”). Without limiting the generality of the foregoing, the Group Companies will not directly or indirectly use, lend, contribute or otherwise make available any proceeds for the purpose of funding or facilitating any activities or business of or with any person towards any sales or operations in Cuba, Iran, Libya, Syria, the Democratic People’s Republic of Korea, the Crimea Region of Ukraine, or any other country sanctioned by OFAC from time to time, or for the purpose of funding any operations or financing any investments in, or make any payments to, any Person targeted by or subject to any Sanctions. The Company shall procure that none of the Group Companies will engage, directly or indirectly, in any other activities that would result in a violation of any Sanctions.

(b) Each of the Group Companies covenants that it shall integrate any third party (including, but not limited to, distributors, agents, marketing vendors and business partners) engagement and management into its robust compliance program, conducting pre-engagement compliance review, delivering anti-corruption policies, arranging the FCPA and anti-corruption trainings, and procure the third parties to sign the annual compliance certifications.

(c) Each of the Group Companies covenants that it shall, and will cause its Subsidiaries and Affiliates to, conduct, and shall keep WP informed for, post-closing review over the PRC Companies’ existing engagements with the relevant third parties (including, but not limited to, distributors, agents, marketing vendors and business partners). Each of the Group Companies shall, and shall cause its Subsidiaries and Affiliates to, conduct, and shall keep WP informed for, a review on the list of relevant third parties (including but not limited to, distributors, agents, marketing vendors and business partners) used by the PRC Companies, the corresponding services contracts and any documents/financial vouchers that could reflect the nature of the services provided. Each of the Group Companies covenants that it shall, and will cause its Subsidiaries and Affiliates to, take, and shall keep WP informed for, any potential remediation actions resulted from such third party review.

(d) Each of the Group Companies covenants that it shall, and will cause its Subsidiaries and Affiliates to, hold trainings at regular intervals on FCPA, the applicable Anti-Corruption Laws and the compliance policies, procedures and internal control mechanism adopted by the Group Companies. Each of the Group Companies covenants that it shall, and will cause its Subsidiaries and Affiliates to, procure the relevant directors, employees, consultants and other representatives of the Group Companies to attend trainings and sign the annual certifications.

(e) Each of the Group Companies covenants that it shall, and will cause its Subsidiaries and Affiliates to, immediately report knowledge or suspicion in writing to WP, SVF and Genesis, if the Group Companies or any of its Subsidiaries or Affiliates becomes aware, or has reason to suspect, that any person or entity acting on behalf of the Group Companies or its Subsidiaries/Affiliates has directly or indirectly, (a) provided, or offered to provide, anything of value to any individual, (b) accepted, received or agreed to accept or receive, anything of value from any individual, in the hope or expectation of receiving favorable treatment in obtaining, retaining, or directing business for, or to obtain any special concessions on behalf of the Group Companies or its Subsidiaries, or (c) violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Data Protection Obligations.

(f) The Company covenants that each Group Company and their respective directors, officers, employees and representatives shall cooperate in good faith with SVF when it reasonably decides to seek to determine whether any Group Company, any of its Affiliates and/or any directors, officers, employees, or representatives of the Group Company have complied with the undertakings in this Section 10.11. The cooperation required by the foregoing shall include permitting SVF or its authorised representative(s) to audit no more than once each year the books and records of the Group Company as well as review and make copies of correspondence and other documents, however sent or received, possessed by the Group Company pertaining to compliance with the undertakings in this Section 10.11. If so reasonably requested by SVF, the Group Company shall answer any questions put to them and comply with any requests made of them by SVF as well as its authorised representative(s) pertaining to compliance with the undertakings in this Section 10.11 and shall encourage their directors, officers, employees and representatives to do the same.

(g) The Company covenants that it shall cause the Group Companies to take all reasonable steps to adopt, with the approval of the Preferred Majority according to the Transaction Documents, which shall govern the pricing and procedures of any transaction involving a Group Company, on the one hand, and a Related Party of any Group Company (the “Related Party Transaction Policy”). Notwithstanding anything to the contrary contained herein, any material amendment to the Related Party Transaction Policy shall be subject to the approval of the Preferred Majority according to the Transaction Documents.

(h) The Company covenants that each Group Company shall take all reasonable steps to maintain policies and procedures to comply in all material aspects with all applicable Data Protection Obligations.

(i) Upon reasonable request of any Investor, the Company will confirm in writing to such Investor no more than once each year that each Group Company and its Affiliates have complied with the undertakings in this Section 10.11.

(j) Each of the Group Companies acknowledges and understands that Freesia is an Affiliate of China Investment Corporation, and that China Investment Corporation requires each of its employees to refrain from corruption, bribery or any other illegal actions and misconduct, to abide by a high standard of integrity and professionalism and to act in an ethically responsible way. Each of the Group Companies hereby acknowledges receipt of a copy of China Investment Corporation’s Anti-corruption and Anti-bribery Statement (which is available on China Investment Corporation’s website (http://www.china-inv.cn) under the tab “ABOUT CIC”, and then “Ethics Management”) and agrees to use its reasonable efforts to facilitate the implementation of such policies.

10.12 Internal Control System. The Group Companies shall maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets national standards of good practice and is reasonably satisfactory to the Preferred Majority to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with, at the election of the Preferred Majority, the IFRS or other international accounting standard and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) if applicable, the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business. The Group Companies shall not give false or misleading statements to, or attempt to coerce or fraudulently influence an accountant in connection with any audit, review or examination of the financial statements of the Group Companies.

10.13 SAFE Registration. With respect to any holder or beneficial owner of any equity security of the Company (other than any direct or indirect holder or beneficial owner of the Investors) (each, a “Security Holder”) who is a “Domestic Resident” as defined in Circular 37 and is subject to the SAFE registration or reporting requirements under Circular 37, the Key Parties and the Group Companies shall cause such Security Holder to comply with the applicable SAFE registration or reporting requirements under SAFE Rules and Regulations.

11.	CONFIDENTIALITY AND NON-DISCLOSURE.

11.1 Disclosure of Terms. Each Party hereto acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. Each Investor agrees with the Company that such Investor will, and will procure the director(s) appointed by such Investor to, keep confidential and will not disclose or divulge, any information which such Investor or director obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and such Investor or director, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor or director, or unless the Company gives its written consent to such Investor’s or director’s release of the information

11.2 Press Releases. Subject to Section 12.15 and Section 12.19, within sixty (60) days of the date hereof, the Company may issue a press release related to the transactions contemplated under the Share Purchase Agreement, disclosing that any of the Series G Investors has invested in the Company provided that (a) the release does not disclose any of the Terms, (b) the press release does not disclose the amount or other specific terms of the investment, and (c) the final form of the press release is approved in advance in writing by the Series G Investors (and such approval shall not be unreasonably withheld). The Series G Investors’ name and the fact that such Investor is a shareholder in the Company can be included in a reusable press release boilerplate statement, so long as such Investor has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding the Series G Investors in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor’s prior written consent, which consent may be withheld at such Investor’s sole discretion.

11.3 Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,

(a) the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, Law or otherwise;

(b) each Investor (and its fund manager) may, without disclosing the identities of the other Investors or the Terms of their respective investments in the Company without their consent, disclose such Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark and may include links to the Company’s website (without requiring the Company’s further consent). If it does so, the other Parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by the Investor;

(c) each of the Investors shall have the right to disclose:

(i) any information to such Investor’s Affiliate or fund manager, such Investor’s and/or its Affiliate’s employee, legal counsel, auditor, insurer, accountant, consultant or to an officer, director, investment counsel or advisor, or employee of such Investor, fund manager or Affiliate and any of their investors or respective Affiliates, provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, Law or otherwise;

(ii) any information for fund and inter-fund reporting purposes;

(iii) any information as required by Law, Governmental Authorities, exchanges and/or regulatory bodies, including by the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues), provided that such Investor shall, if and to the extent that it can lawfully do so, provide the Group Companies with prior written notice of any such request or requirement so that the Group Companies may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(iv) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company, provided that such prospective purchasers/investors shall enter into a confidentiality agreement with such Investor; and/or

(v) any information contained in press releases or public announcements of the Company pursuant to Section 11.2 above;

(d) the IFC Investors may make disclosures, issue a press release or make a public announcement solely for the purposes of, and in accordance with, the World Bank Group Access to Information Policy;

(e) the confidentiality obligations set out in this Section 11 do not apply to:

(i) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by the other Party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 11 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii) information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii) the disclosure of information by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 11.3.

11.4 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation pursuant to securities Laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 11, such Party (the “Disclosing Party”) shall, if and to the extent that it can lawfully do so, provide the other Parties with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and commercially reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any non-Disclosing Party.

11.5 Tax Base Allocation.

(a) In the event of a Liquidation Event or a Deemed Liquidation Event (an “Exit Tax Event”), the plan for Tax filing pursuant to the Bulletin 7 for such Exit Tax Event (the “Tax Filing Plan”) shall be reasonably determined in good faith by the Super Series F Majority and the Ordinary Majority after good faith consultation with the other Relevant Shareholders and taking into account any reasonable comments they may have on such Tax Filing Plan. The Tax Filing Plan shall, among other things, provide therein the formula to allocate the Aggregate Tax Base among all relevant Shareholders of the Company that are subject to the Bulletin 7 in such Exit Tax Event (the “Relevant Shareholders”) (the “Tax Base Allocation”), Tax calculation mechanism, Tax cost calculation, and applicable Tax treaty benefit application to the Relevant Shareholders; provided that such Tax Base Allocation shall be fair and reasonable to all Shareholders, and shall not disproportionately and/or materially adversely impact or affect any one or more Preferred Shareholders. The “Aggregate Tax Base” shall mean the aggregate Tax base and/or Tax cost base that is, as determined or approved by the competent PRC Tax authorities, deductible from the aggregate proceeds derived from an Exit Tax Event when calculating the aggregate PRC Tax payable by all Relevant Shareholders under Bulletin 7 with respect to such Exit Tax Event. The Parties agree that all information contained in Tax filing documents to be submitted pursuant to Bulletin 7 to the competent PRC Tax authorities should be submitted in accordance with the Tax Filing Plan. The Parties further agree that whether the Company implements the capital injection obligation under Section 8.7 of the Share Purchase Agreement shall not affect the Parties’ implementation of the Tax Base Allocation hereunder.

(b) If, upon the occurrence of an Exit Tax Event, the allocation of the Aggregate Tax Base among the Relevant Shareholders that is allowed or approved by the competent PRC Tax authorities is different from the agreed Tax Base Allocation, the Relevant Shareholders hereby agree to make adjustments, to the extent permitted by applicable Law, among such Relevant Shareholders to the effect that the Aggregate Tax Base should be allocated to each such Relevant Shareholder in accordance with the Tax Base Allocation.

(c) Each Party further agrees that, prior to any official communication with the competent PRC Tax authorities on behalf of Relevant Shareholders or with regard to any Tax under Bulletin 7 resulting from any Exit Tax Event and to be ultimately borne by any Relevant Shareholder, the Tax filing advisor and/or Tax agent, the Tax Filing Plan (including but not limited to Tax calculation mechanism, Tax cost calculation, the Tax Base Allocation, and applicable Tax treaty benefit application to Relevant Shareholders) and the Tax filing documents to be submitted pursuant to Bulletin 7 to competent PRC Tax authorities for the Exit Tax Event shall be approved by the Super Series F Majority and Ordinary Majority after good faith consultation with the other Relevant Shareholders and taking into account any reasonable comments they may have thereon. The Parties shall comply with the following time limits (the “Internal Time Limits”): (x) within thirty (30) days after the execution of definitive agreements of an Exit Tax Event, the Tax filing advisor and/or Tax agent for the Exit Tax Event shall be confirmed and designated by the Ordinary Majority and Super Series F Majority; and (y) the Relevant Shareholders shall have at least thirty (30) days for review, confirmation and approval of any Tax plan for the Exit Tax Event; provided that the Relevant Shareholders agree to adjust the Internal Time Limits, before execution of the definitive agreements for the Exit Tax Event, if and as needed to meet the applicable mandatory time limits for submissions or reporting to the competent PRC Tax authorities. Notwithstanding anything to the contrary contained herein, any Relevant Shareholder may, at any time and at its sole discretion, select to file its own Tax declaration individually, in which case Sections 11.5(a) and 11.5(b) above shall still apply to the extent permitted by applicable Law, and this Section 11.5(c) shall no longer apply to such Relevant Shareholder.

12.	MISCELLANEOUS.

12.1 Governing Law.

(a) This Agreement shall be governed in all respects by the Laws of the Hong Kong Special Administrative Region without regard to the conflicts of law principles thereunder.

(b) The Company and the Parties hereby acknowledge that the IFC Investors shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, brought against the IFC Investors in any court of the United States of America. The Company and the Parties hereby waive any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against the IFC Investors in any forum in which the IFC Investors are not entitled to immunity from a trial by jury.

(c) The parties acknowledge and agree that no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by the IFC Investors of any privilege, immunity or exemption of the IFC Investors granted in the Articles of Agreement establishing the IFC Investors, international conventions or applicable law.

(d) To the extent that the Company or the Parties may, in any action, suit or proceeding brought in any court of the United States of America or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring the IFC Investors in such action, suit or proceeding to post security for the costs of the Company, or to post a bond or to take similar action, the Company and the Parties hereby irrevocably waive such benefit, in each case to the fullest extent now or in the future permitted under the laws of the United States of America or, as the case may be, the jurisdiction in which such court is located.

12.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such provisions. Each transferee, successors, or assignee of the Investors shall become a Party of this Agreement by executing and delivering to the Company an Adherence Agreement in the form attached hereto as Exhibit B. For the avoidance of doubt, the provisions of Sections 3.15, 6.2, 9.2(j), 9.2(l)(i), 11.3(d), 12.1(b), 12.1(c) and 12.1(d), insofar as such provisions specifically and expressly apply to the IFC Investors, shall only be transferred to the IFC Investors’ Affiliates but may not be transferred to their other transferees, successors or assignees. Except as otherwise provided herein, no Ordinary Shareholders (other than the Special Ordinary Shareholders) may assign its rights or delegate its obligations under this Agreement without the written consent of the Preferred Majority. SVF may assign its rights (together with obligation) under this Agreement to any of its Affiliate in connection with its transfer of Equity Securities of the Company to such Affiliate. “Affiliate” of SVF for the purposes of this Section 12.2 shall include any investment fund or special purpose vehicle that is Controlling, Controlled by or under common Control with SVF. Genesis may assign its rights (together with obligation) under this Agreement to any of its Affiliates in connection with its transfer of Equity Securities of the Company to such Affiliate.

12.3 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement. A Person who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623)    to enforce any term of this Agreement.

12.4 Entire Agreement. This Agreement, the Share Purchase Agreement, any other Transaction Documents, the Management Rights Letters signed with each Preferred Shareholder and the Director Indemnity Agreement signed with each Preferred Director together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof (including without limitations any prior shareholders agreements, any term sheet or letter of intent among any of the Parties with respect to the subject matter of this Agreement or the other Transaction Documents).

12.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; (c) when sent by email at the email address as set forth in Exhibit C hereto, upon receipt of confirmation of error-free transmission; or (d) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the Parties as set forth below with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. The address of each Party are set forth in Exhibit C and a Party may change or supplement the addresses given in Exhibit C, or designate additional addresses, for the purposes of this Section 12.5, by giving the other Party written notice of the new address in the manner set forth above. Each Person making a communication hereunder by means other than email shall promptly confirm by email to the Person to whom such communication was addressed at the email address as set forth in Exhibit C hereto as each communication is made by it by means other than email; provided, however, absence of such email confirmation shall not affect the validity of any such communication.

12.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by Law or otherwise afforded to the Parties shall be cumulative and not alternative.

12.7 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.8 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original, but all of which together shall constitute one instrument.

12.9 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

12.10 Adjustment for Share Splits, etc. Whenever in this Agreement there is a reference to a specific number or percentage of the Preferred Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the issued and outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

12.11 Pronouns and etc. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

12.12 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The Parties agree to negotiate in good faith to resolve any dispute, controversy or claim, or difference of any kind whatsoever (each, a “Dispute”) between them regarding this Agreement. If the negotiations do not resolve the Dispute to the reasonable satisfaction of the relevant parties, then each party to the Dispute that is a company shall nominate one (1) authorized officer as its representative. The relevant parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in Person and alone (except for one (1) assistant for each party) and shall attempt in good faith to resolve the Dispute. If the Disputes cannot be resolved by such senior managers in such a meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider Dispute resolution alternatives other than formal arbitration. If an alternative method of Dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party to the Dispute may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b) Arbitration. In the event the parties are unable to settle a Dispute between them regarding this Agreement in accordance with subsection (a) above, the Dispute shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 12.12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 12.12 shall prevail.

(i) The Law of this arbitration clause shall be Hong Kong Law. The seat of arbitration shall be Hong Kong.

(ii) The number of arbitrators shall be three (3). The claimants in the Dispute shall nominate one (1) arbitrator, the respondents in the Dispute shall nominate one (1) arbitrator, and the two (2) arbitrators shall jointly select the third arbitrator who shall act as the presiding arbitrator of the arbitration tribunal. The language of the arbitration proceedings and written decisions or correspondence shall be English.

(iii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal.

12.13 Shareholders Agreement to Prevail. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated M&A, the terms of this Agreement shall prevail among the Parties hereto other than the Company. The Parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated M&A so as to eliminate such inconsistency.

12.14 Term and Termination of Rights. This Agreement shall take effect as of the date hereof. This Agreement and all rights and covenants contained herein shall terminate on the closing of a Qualified IPO except for obligations set forth in Sections 3, 6, 10.5, 10.6, 10.8, 11 and 12 which will terminate in accordance with their respective terms; provided that if the relevant Laws or listing rules do not permit the survival of any such Sections upon a Qualified IPO, each Party shall use its best efforts to amend this Agreement to terminate such Section in a timely manner so as not to delay the completion of a Qualified IPO. If for the purpose of a Qualified IPO and as approved by the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose), the Group Companies are required or advised by their counsel to conduct a reorganization, the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) may elect to waive any or all of its preferred or special rights hereunder, effective as of the completion of such reorganization; provided that, in the event that the Qualified IPO does not occur within twelve (12) months after the completion of such reorganization, each of the Group Companies and the Key Parties shall take all such actions as necessary or desirable to restore all the rights and privileges of the Investors contained herein, including without limitation (i) causing the Company to amend the Restated M&A, (ii) causing the Company to issue to the Investors applicable class and number of shares of the Company, and (iii) entering into agreements containing substantially the same terms and conditions hereof.

12.15 Use of “Genesis” Name or Logo. Without the express prior written consent or agreement of Genesis, none of the Group Companies, their shareholders (excluding Genesis), and the Key Parties shall use, publish or reproduce the name of Genesis, its Affiliates and/or controlling persons, or the name “Genesis”, “Genesis Capital”, “元生”, “元生資本” or any similar corporate name, business name, trademark, product or service name, domain name, or logo in any of their marketing, advertising or promotional materials or otherwise for any marketing, advertising or promotional purposes. The Parties further agree that they shall obtain the written consent from Genesis prior to the issuance of any public statement expressly detailing Genesis’s purchase of shares pursuant to this Agreement.

12.16 Use of “Warburg Pincus” Name or Logo. Without the prior written consent of WP, and whether or not it or any Affiliate thereof is then a Shareholder of the Company, no Party hereto other than WP itself shall or shall permit any Affiliate thereof to use, publish or reproduce the name or logo of WP, including without limitation, “Warburg Pincus”, “WP”, “华平投资” and “华平”, or any similar name, trademark or logo in any manner, context or format (including references on or links to websites, in press releases, or in other public announcements).

12.17 Use of CIC Name or Logo. Without the prior written consent of Freesia, none of the Parties shall use, publish, reproduce, or refer to the name of the Freesia or its Affiliate, or any similar name, trademark or logo in any discussion, documents or materials for any purposes, including without limitation “CIC”, “China Investment Corporation”, “CIC Capital Corporation”, “CIC International Co., Ltd.”, “Central Huijin Investments Ltd.”, “中投”, “中国投资” and “汇金”.

12.18 Use of SVF Name or Logo. None of the Parties will, without the prior written consent of SVF, in each instance, (a) use in advertising, publicity, or otherwise the name of SoftBank Group Corp., Softbank Vision Fund II-2 L.P. or any of their Affiliates (collectively or any member thereof, as the context requires, “SoftBank”), or any partner or employee of an Affiliate of SoftBank, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by SoftBank or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by SoftBank or an Affiliate of SoftBank. The Parties further agree that they shall obtain the written consent from SVF prior to the issuance of any public statement expressly detailing SVF’s purchase of shares pursuant to this Agreement.

12.19 Use of CMC Name or Logo. Without the prior written consent of CMC, each of the Parties (other than CMC) shall not, and shall cause its Affiliates, and its and its Affiliates’ representatives, to not, (a) use, publish or reproduce in advertising, marketing, promotion, publicity, announcements, or otherwise, the name or logo of CMC, any of its Affiliates or any partner or employee thereof, including, without limitation, “CMC”, “CMC Capital”, “CMC Capital Partners”, “China Media Capital”, “CMC Inc.”, “CMC “资本”, “华人文化”, “华人文化集团”, “华人文化产业投资基金” or any other company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by CMC or its Affiliates; or (b) represent, directly or indirectly, that any product or any service provided by any Group Company has been approved or endorsed by CMC or any of its Affiliates. The Parties further agree that they shall obtain the prior written consent of CMC prior to the issuance of any public statement expressly detailing CMC’s investment or association with the Company.

12.20 Termination of Prior Shareholders Agreement. Without limiting the generality of Section 12.4 in consideration of the mutual covenants and promises contained herein, all Shareholders hereby confirms and covenants with each of the other Parties hereto that:

(a) any prior shareholders agreements with respect to any Group Companies (including the Prior Shareholders Agreement) shall be absolutely terminated upon the effectiveness of this Agreement;

(b) as of the date hereof, none of the Shareholders, to the actual knowledge of the relevant Shareholder, has or shall have any claims and causes of actions of whatever nature against the Key Parties and the Group Companies with respect to any of the Indemnifiable Losses suffered by such Shareholders before the Closing as a result of any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Key Parties or the Group Companies in or pursuant to the prior shareholders agreements or any of the investment documents or documents of the similar nature entered into by such Shareholders with the Key Parties and/or the Group Companies (the “Prior Investment Agreements”) to the extent that the relevant Shareholders have actual knowledge of such inaccuracy or breach or non-performance (such claims, to the extent that the relevant Shareholder has actual knowledge, the “Known Prior Round Investors Claims”); and

(c) to the extent that any of the Shareholders now has or has at any time had any Known Prior Round Investor Claims, such Known Prior Investor Claims are hereby absolutely, irrevocably and unconditionally waived, discharged and released by such party concerned.

12.21 For the avoidance of doubt, Section 12.20 will not in any event affect the relevant Shareholder’s rights (including, without limitation, rights to any indemnification), claims, interests, causes of actions, liabilities, remedies and costs and expenses of whatever nature, other than the Known Prior Round Investors Claims, against the Key Parties and the Group Companies with respect to any of the Indemnifiable Losses suffered by such Shareholders after the Closing as a result of any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Key Parties or the Group Companies in or pursuant to the Prior Investment Agreements, whether or not such inaccuracy in or breach or non-performance occurs before or after the Closing.

12.22 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement and the other Transaction Documents are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

Global Online Education Inc.

By:	/s/ ZHANG Yi
Name:	ZHANG Yi (张翼)
Title:	Director

THE HK COMPANY:

Global Online Education HK Limited

By:	/s/ ZHANG Yi
Name:	ZHANG Yi (张翼)
Title:	Director

FOUNDER HOLDCO:

FUTURE APEX GROUP LIMITED

By:	/s/ ZHANG Yi
Name:	ZHANG Yi (张翼)
Title:	Director

EXTEND BEYOND HOLDINGS LIMITED

By:	/s/ YU Teng
Name:	YU Teng (余腾)
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

WFOE:	Shanghai Zhangxue Education Technology Co., Ltd.
(上海掌学教育科技有限公司)

	By:	/s/ ZHANG Yi
	Name:	ZHANG Yi (张翼)
	Title:	Legal Representative

Domestic Company:	Shenzhen Zhang Men Ren Education Consultation Co., Ltd.
(深圳掌门人教育咨询有限公司)

	By:	/s/ WU Jiajun
	Name:	WU Jiajun (吴佳峻)
	Title:	Legal Representative

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PRC Companies:	Shanghai Kun Ge Information Consulting Co., Ltd.
(上海鲲格信息咨询有限公司)

	By:	/s/ YU Teng
	Name:	YU Teng (余腾)
Title:
Legal Representative

Shenzhen Kunxue Education Consulting Co., Ltd.
(深圳鲲学教育咨询有限公司)

	By:	/s/ LIU Wangyue
	Name:	LIU Wangyue (刘王悦)
	Title:	Legal Representative

Shanghai Zhangpei Education Technology Co., Ltd.
(上海掌培教育科技有限公司)

	By:	/s/ Shen Luyi
	Name:	Shen Luyi (沈路易)
	Title:	Legal Representative

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PRC Companies:	Shanghai Zhangyi Internet Technology Co., Ltd.
(上海掌伊网络科技有限公司)

	By:	/s/ WU Jiajun
	Name:	WU Jiajun (吴佳峻)
	Title:	Legal Representative

Nantong Zhang Men Ren Education Consulting Co., Ltd. (南通掌门人教育咨询有限公司)

	By:	/s/ YU Teng
	Name:	YU Teng (余腾)
	Title:	Legal Representative

Shanghai Zhangda Education Technology Co., Ltd. (上海掌答教育科技有限公司)

	By:	/s/ WU Jiajun
	Name:	WU Jiajun (吴佳峻)
	Title:	Legal Representative

Shanghai Zhang Xiao Men Education Technology Co., Ltd. (上海掌小门教育科技有限公司)

	By:	/s/ WU Jiajun
	Name:	WU Jiajun (吴佳峻)
	Title:	Legal Representative

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PRC Companies:	Wuhan Zhang Xiao Men Education Technology Co., Ltd.
(武汉掌小门教育科技有限公司)

	By:	/s/ WU Jiajun
	Name:	WU Jiajun (吴佳峻)
	Title:	Legal Representative

Shanghai Zhangshi Education Co., Ltd.
(上海掌师教育培训有限公司)

	By:	/s/ WU Jiajun
	Name:	WU Jiajun (吴佳峻)
	Title:	Legal Representative

Shanghai Zhangneng Information Technology Co., Ltd.
(上海掌能信息科技有限公司)

	By:	/s/ WU Jiajun
	Name:	WU Jiajun (吴佳峻)
	Title:	Legal Representative

Hangzhou Zhang Xiao Men Education Technology Co., Ltd.
(杭州掌小门教育科技有限公司)

	By:	/s/ WU Jiajun
	Name:	WU Jiajun (吴佳峻)
	Title:	Legal Representative

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE FOUNDERS:

/s/ ZHANG Yi
Name: ZHANG Yi (张翼)

/s/ YU Teng
Name: YU Teng (余腾)

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

CMC Zenith Holdings Limited

By:	/s/ CHEN Xian
Name:	CHEN Xian
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Sofina Private Equity SA SICAR (Compartment A)

By:	/s/ Xavier Coirbay	/s/ Gilles Ralet
Name:	Xavier Coirbay	Gilles Ralet
Title:	Managing Director	Proxyholder

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

YSC Education (BVI) Limited

By:	/s/ Ryan Szeto
Name:	Ryan Szeto
Title:	Authorized Representative

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

HAITONG INTERNATIONAL INNOVATION FUND SPC 海通国际创新基金 – for and on behalf of Innovation Fund II SP 创新基金二期

By:	/s/ CHEN Jiwen
Name:	CHEN Jiwen
Title:	Authorised Signatory

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Beijing Freesia Management Consulting Corporation (北京芳盛管理咨询有限责任公司)

By:	/s/ JU Weimin
Name:	JU Weimin
Title:	Executive Director and President

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

International Finance Corporation

By:	/s/ Hoi Ying So
Name:	Hoi Ying So
Title:	Global Portfolio Manager, IFC Disruptive Technologies

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

IFC Global Emerging Markets Fund of Funds, LP

By: IFC Global Emerging Markets FoF (GP), LLP, its general partner

By: IFC Asset Management Company (IFC), its managing member

By:	/s/ Alain Berdugo
Name:	Alain Berdugo
Title:	Head, Fund of Funds

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date First above written

THE INVESTOR:

Shanghai Xiyou Enterprise Management Partnership (Limited Partnership) （上海熙佑企业管理合伙企业（有限合伙））

By:	/s/ Liang Guozhong
Name:	Liang Guozhong
Title:	Authorized Representative

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Genesis Capital I LP

By: Genesis Capital Ltd, its General Partner

By:	/s/ Ryan Szeto
Name:	Ryan Szeto
Title:	Authorized Representative

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

HOLLAND GLOBAL HOLDDING LIMITED

By:	/s/ SHAO Hongxia
Name:	SHAO Hongxia (邵红霞)
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Shanghai Dayunchenkun Enterprise Management Partnership (Limited Partnership) (上海达蕴晨坤企业管理合伙企业（有限合伙））

By:	/s/ LIU Zhou
Name:	LIU Zhou
Title:

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

KALON PARADISE HOLDINGS LIMITED

By:	/s/ CHEN Xiaohong
Name:	CHEN Xiaohong (陈晓红)
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Shanghai Qingweisongyun Enterprise Management Partnership (Limited Partnership) （上海青葳松鋆企业管理合伙企业（有限合伙））

By:	/s/ Tu Lan
Name:	Tu Lan
Title:

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Shanghai Wenwei I Enterprise Management Partnership (Limited Partnership) （上海文微企业管理合伙企业（有限合伙））

By:	/s/ Wenjing Ma
Name:	Wenjing Ma
Title:	Authorized Signatory

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Shanghai Wenwei II Enterprise Management Partnership (Limited Partnership) （上海闻微企业管理合伙企业（有限合伙））

By:	/s/ Wenjing Ma
Name:	Wenjing Ma
Title:	Authorized Signatory

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written

THE INVESTOR:

Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) （上海华晟领飞股权投资合伙企业（有限合伙））(seal)

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written

THE INVESTOR:

Shanghai Chuyuan Enterprise Management Partnership (Limited Partnership) （上海矗源企业管理合伙企业（有限合伙））(seal)

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written

THE INVESTOR:

Demantoid Gem Holdings Limited

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

SVF II Zeal Subco (DE) LLC

By:	/s/ Ian McLean
Name:	Ian McLean
Title:	Authorized Signatory

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

YSC Education I (BVI) Limited

By:	/s/ Ryan Szeto
Name:	Ryan Szeto
Title:	Authorized Representative

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

CMC Zenith II Holdings Limited

By:	/s/ CHEN Xian
Name:	CHEN Xian
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Yangtze Global Growth Fund SPC - QFLP NO.1 SP

By:	/s/ ZHANG Wei
Name:	ZHANG Wei
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Studemont Delta Holdings Limited

By:	/s/ YI Ran
Name:	YI Ran
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE SPECIAL ORDINARY SHAREHOLDER:

Inke Investment Holding Limited

By:	/s/ Jiang Gupeng
Name:	Jiang Gupeng
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE SPECIAL ORDINARY SHAREHOLDERS:

Ever Innovative International Limited

By:	/s/ Tse Eric SY
Name:	Tse Eric SY
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE SPECIAL ORDINARY SHAREHOLDER:

Mingyue GD Holdings Limited

By:	/s/ Ding Yuting
Name:	Ding Yuting
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE SPECIAL ORDINARY SHAREHOLDER:

RUI XI ENTERPRISE LIMITED

By:	/s/ Ricky Kwok Yin Ng
Name:	Ricky Kwok Yin Ng
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE ORDINARY SHAREHOLDER:

Dreamax Education II Limited

By:	/s/ Ricky Kwok Yin Ng
Name:	Ricky Kwok Yin Ng
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE ORDINARY SHAREHOLDER:

Dreamaster Education II Limited

By:	/s/ Ricky Kwok Yin Ng
Name:	Ricky Kwok Yin Ng
Title:	Director

[Signature Page to Eighth Amended and Restated Shareholders Agreement]

Annex A

Definitions

“Adherence Agreement” has the meaning ascribed to it in Section 6.1(d) of this Agreement.

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, (i) without limitation, such Person’s spouse, parents, children, grandchildren, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, and (ii) any Person who holds Shares as a nominee for such Person, (b) in the case of a non natural Person (other than SVF), shall include (i) any Person who holds Shares as a nominee for such Person, (ii) any shareholder of such Person, (iii) any entity or individual which has a direct and indirect interest in such Person (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Person, its shareholder, the general partner or the fund manager of such Person or its shareholder, (v) the relatives of any individual referred to in (i), (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, an Investor shall not be deemed to be an Affiliate of any Group Company. Notwithstanding the foregoing, solely with respect to Freesia, the term “Affiliate” shall exclude Central Huijin Investment Ltd. (中央汇金投资有限责任公司), and each of its subsidiaries, and any person or entity which would have been considered to be an Affiliate of Freesia solely due to the fact that such person or entity is under common control with Freesia, whether directly or indirectly, by a PRC Governmental Authority. In the case of SVF, the term “Affiliate” shall mean (i) Softbank Vision Fund II-2 L.P. and its Controlled Subsidiaries, (ii) any shareholder of SVF and any of such shareholder’s or SVF’s general partners or limited partners, and (iii) the fund manager managing such shareholder or SVF and general partners, limited partners, investment advisers and officers thereof.

“Agreement” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended, the Criminal Law of the People’s Republic of China, as amended, the Anti-Unfair Competition Law of the People’s Republic of China, as amended, the Hong Kong Prevention of Bribery Ordinance (as amended), and any other applicable anti-corruption or anti-bribery Laws or regulations.

“Anti-Money Laundering Laws” means any applicable Laws prohibiting money laundering, including attempting to conceal or disguise the identity of illegally obtained proceeds, of any jurisdiction in which a Group Company conducts business.

“Board” or “Board of Directors” shall mean the board of directors of the Company.

“Board Committee” has the meaning ascribed to it in Section 8.8 of this Agreement.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the Cayman Islands, the British Virgin Islands, the United States, Japan, UK, Luxembourg, the Hong Kong Special Administrative Region or the PRC.

“Bulletin 7” shall mean the State Administration of Taxation Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non Resident Enterprises ( 《关于非居民企业间接转让财产企业所得税若干问题的公告》 ) (Announcement [2015] No. 7), and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or other legislation having similar subject matter thereof.

“Called Shares” has the meaning ascribed to it in Section 9.2(a) of this Agreement.

“CFC” has the meaning ascribed to it in Section 10.9 of this Agreement.

“Charter Documents” shall mean, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“CICC” means Shanghai Xiyou Enterprise Management Partnership (Limited Partnership) (上海熙佑企业管理合伙企业（有限合伙） ) and/or its transferees and/or its assignees.

“Circular 37” shall mean the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies 《国家外汇管理局关于境内居民通过境外特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》 issued by SAFE on July 14, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“Claim Notice” has the meaning ascribed to it in Section 3.8(c) of this Agreement.

“Closing” shall mean the “Closing” as defined under the Share Purchase Agreement.

“CMC” means collectively, CMC Zenith Holdings Limited, CMC Zenith II Holdings Limited, Studemont Delta Holdings Limited and/or any of their respective transferees and/or assignees.

“CMC Director” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Code” has the meaning ascribed to it in Section 10.9 of this Agreement.

“Company” has the meaning ascribed to it in introductory paragraph A of this Agreement.

“Competitor” has the meaning ascribed to it in Section 10.1 of this Agreement.

“Completion Date” has the meaning ascribed to it in Section 9.2(g) of this Agreement.

“Contract” shall mean any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, permit, or understanding, whether or not in writing.

“Control”, with respect to any third party, shall have the meaning ascribed to it in Rule 405 under the Securities Act, and shall be deemed to exist for any Person (a) when such Person holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, (b) when such party has the power to control the composition of a majority of the board of directors of such third party, (c) when such party otherwise has the power and authority to direct the business, management and policies of such third party, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, or (d) over other members of such party’s immediate family. Immediate family members include, without limitation, a Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Documents” shall mean (a) the Exclusive Management Service and Business Cooperation Agreement (独家管理服务和业务合作协议) entered into by and between the WFOE and the Domestic Company on September 22, 2020; (b) the Equity Interest Pledge Agreements (股权质押协议) entered into by and among the WFOE, the Domestic Company and each of the equity holders of the Domestic Company respectively on September 22, 2020; (c) the Exclusive Option Agreements (独家购买权协议) entered into by and among the WFOE, the Domestic Company and each of the equity holders of the Domestic Company respectively on September 22, 2020; (d) the Powers of Attorney (授权委托书) issued by each of the equity holders of the Domestic Company respectively to the WFOE on September 22, 2020; and (e) the Spousal Consent Letters (配偶同意函) issued by the spouse of each individual equity holder of the Domestic Company respectively on September 22, 2020, each as amended from time to time.

“Conversion Shares” shall mean Ordinary Shares issuable or issued upon conversion of the Preferred Shares.

“Data Protection Obligations” means, in relation to a Party or a Group Company or its business, all applicable Laws (including but not limited to the Chinese Cybersecurity Law), self-regulatory standards, contractual obligations and written policies and terms of use relating to data privacy, information security, network security, cybersecurity, and data protection, in each case as may be amended, updated or replaced from time to time and as and to the extent applicable to the operation of the business of any Group Company.

“Director” shall mean a member of the board of directors of the Company.

“Director Indemnity Agreements” shall mean certain indemnification agreements entered into by the Company with DU Yongbo (杜永波), LI Wei (李威), CHEN WEIHAO (陈伟豪), CHEN Xian (陈弦), CHI Wanjin (池万锦) and LU Sung-Tao (卢松涛), respectively.

“Disclosing Party” has the meaning ascribed to it in Section 11.4 of this Agreement.

“Dispute” has the meaning ascribed to it in Section 12.12(a) of this Agreement.

“Domestic Company” is defined in the introductory paragraph E of this Agreement.

“Drag Along Notice” has the meaning ascribed to it in Section 9.2(b) of this Agreement.

“Drag Along Option” has the meaning ascribed to it in Section 9.2(a) of this Agreement.

“Drag-Along Sale” has the meaning ascribed to it in Section 9.2(a) of this Agreement.

“Dragged Shareholders” has the meaning ascribed to it in Section 9.2(a) of this Agreement.

“Dragging Shareholders” means the following Shareholders who have approved a Trade Sale, as the case may be:

(a) (i) the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) and (ii) the Ordinary Majority at any time after thirty-six (36) months from the Series F Issue Date, provided that the per share price in the Drag-Along Sale is no less than two (2) times Series F-2 Issue Price (as defined in the Restated M&A); or

(b) the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose) if a Qualified IPO has not been consummated within fifty-four (54) months after the Series F Issue Date, provided that the per share price in the Drag-Along Sale is no less than two and a half (2.5) times Series F-2 Issue Price (as defined in the Restated M&A).

“Encumbrance” means any kind of encumbrance or restriction, including, without limitation, any mortgage, judgment lien, material man’s lien, mechanic’s lien, other lien, charge, security interest, pledge, encroachment, easement, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other right of another Person of any nature and description whatsoever.

“Equity Securities” means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any contract of any kind for the purchase or acquisition from such person of any of the foregoing, either directly or indirectly.

“ESOP” has the meaning ascribed to it in Section 10.7(a) of this Agreement.

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.

“Exercising Holder” has the meaning ascribed to it in Section 4.2(d) of this Agreement.

“EXTEND BEYOND” is defined in the introductory paragraph D of this Agreement.

“FCPA” shall mean the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“FUTURE APEX” is defined in the introductory paragraph C of this Agreement.

“First Participation Notice” has the meaning ascribed to it in Section 4.1(d)(i) of this Agreement.

“First Refusal Period” has the meaning ascribed to it in Section 4.2(c) of this Agreement.

“Form F-3” has the meaning ascribed to it in Section 3.2(e) of this Agreement.

“Form S-3” has the meaning ascribed to it in Section 3.2(e) of this Agreement.

“Founder” is defined in the introductory paragraph P of this Agreement.

“Founder Holdco” is defined in the introductory paragraph D of this Agreement.

“Freesia” means Beijing Freesia Management Consulting Corporation (北京芳盛管理咨询有限责任公司) and/or its transferees, successors or assignees.

“Genesis” means, collectively, YSC Education (BVI) Limited, YSC Education I (BVI) Limited and Genesis Capital I LP, and/or its permitted transferees, successors or assignees.

“Genesis Director” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Governmental Authority” means (i) any nation or government or any federation, province or state or any other political subdivision thereof; (ii) any public international organization; (iii) any national, provincial, municipal, local or foreign government or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; (iv) any authority, agency, division, bureau, department, board, commission, sector or instrumentality of any government, entity or organization in the PRC, the British Virgin Islands, the Cayman Islands, Hong Kong or any other country, or any political subdivision described in clauses (i) to (iii) of this definition; (v) any state-owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in clauses (i) to (iv) of this definition; or (vi) any court, tribunal or arbitrator, or any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, concession, consent, approval, award, grant, franchise, license, agreement, requirement, judgment, injunction or other government restriction or any similar form of decision of, or similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” shall mean the Company, the HK Company, the PRC Companies and each Person (except individuals) Controlled by the foregoing companies and their respective Subsidiaries from time to time (each a “Group Company”), unless the text specifically indicates otherwise.

“Holder” has the meaning ascribed to it in Section 3.2(d) of this Agreement.

“HK Company” is defined in the introductory paragraph B of this Agreement.

“HKIAC” has the meaning ascribed to it in Section 12.12(b) of this Agreement.

“Huasheng” is defined in Part V of Schedule B of this Agreement.

“Huasheng Director” has the meaning ascribed to it in Section 8.1 of this Agreement.

“IFC” means International Finance Corporation and/or its transferees, successors or assignees.

“IFC Fund” means IFC Global Emerging Markets Fund of Funds, LP, a Scottish limited partnership, and/or its transferees, successors or assignees.

“IFC Investors” means, collectively, IFC and the IFC Fund.

“IFC Share Purchase Agreement” shall mean the share purchase agreement by and among the Company, the IFC Investors, Genesis and other parties thereto dated May 9, 2019, as amended, supplemented, restated or replaced from time to time.

“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Information” has the meaning ascribed to it in Section 8.4 of this Agreement.

“Initiating Holders” has the meaning ascribed to it in Section 3.3(b) of this Agreement.

“Investment Securities” shall mean the Preferred Shares and the Conversion Shares.

“Investor” or “Investors” is defined in introductory paragraph BB of this Agreement.

“Key Employee” means any of ZHANG Yi (张翼) (PRC ID ***), YU Teng (余腾) (PRC ID ***), LIU Wangyue (刘王悦) (PRC ID ***), Ricky Kwok Yin Ng (吴国贤) (Hong Kong Passport ***), LU Fengchuan (陆风川) (PRC ID ***), SHEN Luyi (沈路易 ) (PRC ID ***), WU Jiajun (吴佳峻) (PRC ID ***), ZHANG Shiliang (张世良) (PRC ID ***), ZHONG Guotao (钟国涛) (PRC ID ***), TANG Yong (唐勇) (PRC ID ***) and LI Haijian (李海坚) (PRC ID ***).

“Key Party” or “Key Parties” have the meaning ascribed to it in introductory paragraph P of this Agreement.

“Known Prior Round Investors Claims” has the meaning ascribed to it is Section 12.20(b) of this Agreement.

“Law” or “Laws” means any and all provisions of any applicable national, state, local or any foreign constitution, treaty, statute, law, regulation, resolution, promulgation, official policy, ordinance, code, rule, or rule of common law, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, or any Governmental Order or any similar provision having the force or effect of law.

“Kun Ge” have the meaning ascribed to it in introductory paragraph I of this Agreement.

“Management Rights Letters” shall mean certain management rights letters entered into by the Company with the Investors respectively.

“Material Group Companies” has the meaning ascribed to it in the definition of “Trade Sale”.

“Member” means a duly registered holder from time to time of the shares in the capital of the Company.

“New Holder” has the meaning ascribed to it in Section 9.2(k) of this Agreement.

“New Securities” has the meaning ascribed to it in Section 4.1(c) of this Agreement.

“OFAC” has the meaning ascribed to it in Section 10.11 of this Agreement.

“Ordinary Director” or “Ordinary Directors” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Ordinary Shares” means the ordinary shares in the capital of the Company with a par value of US$0.00001 per share having the rights set out in the Restated M&A.

“Ordinary Majority” means the holders representing fifty-one percent (51%) or more of the voting power of the then issued and outstanding Ordinary Shares of the Company (other than those converted or convertible from any Preferred Shares).

“Ordinary Shareholders” shall mean the holders of the Ordinary Shares of the Company, other than Ordinary Shares converted from Preferred Shares.

“Participation Rights Holder” or “Participation Rights Holders” has the meaning ascribed to it in Section 4.1(a) of this Agreement.

“Party” or “Parties” is defined in the introductory paragraph of this Agreement.

“PDF” has the meaning ascribed to it in Section 2.1(vii) of this Agreement.

“Permitted Transferee” has the meaning ascribed to it in Section 10.1 of this Agreement.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PFIC” has the meaning ascribed to it in Section 10.10 of this Agreement.

“Policy Agreement” shall mean the policy agreement between the Company and the IFC Investors, dated May 9, 2019.

“PRC” shall mean the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan for the purpose of this Agreement and the other Transaction Documents.

“PRC Companies” and “PRC Company” are defined in introductory paragraph O of this Agreement.

“Preferred Director” or “Preferred Directors” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Preferred Directors Majority” shall mean at least 50% (inclusive) of all Preferred Directors in office.

“Preferred Majority” shall mean (i) the holder(s) representing sixty percent (60%) or more of the outstanding Series Seed Preferred Shares, Series A Preferred Shares and Series B Preferred Shares (voting together as a single class and on an as-converted basis); (ii) the holder(s) representing fifty-one percent (51%) or more of Series C Preferred Shares; (iii) the holder(s) representing seventy-five percent (75%) or more of the voting power of the issued and outstanding Series D Preferred Shares; (iv) the holder(s) representing seventy percent (70%) or more of Series E Preferred Shares; (v) the holder(s) representing fifty-one percent (51%) or more of Series F Preferred Shares; and (vi) the holder(s) representing fifty-one percent (51%) or more of Series G Preferred Shares, in each case of (i) through to (vi), each voting as a separate class.

“Preferred Shareholders” shall mean the holders of the outstanding Preferred Shares of the Company and/or the Ordinary Shares converted from Preferred Shares of the Company.

“Preferred Shares” shall mean the Company’s Series Seed Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares, Series G Preferred Shares and/or other redeemable and convertible preference shares of any class or series of the Company that may be issued from time to time.

“Principal Business” shall mean the business as currently conducted or currently proposed to be conducted by the Group Companies, or such other business to be conducted by the Group Companies as approved in accordance with the Transaction Documents.

“Prior Round Investors” shall mean each Preferred Shareholder set out in Exhibit D.

“Prior Shareholders Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Proposed Buyer” has the meaning ascribed to it in Section 9.2(a) of this Agreement.

“Pro Rata Co-Sale Share” has the meaning ascribed to it in Section 5.1(a) of this Agreement.

“Pro Rata Share” has the meaning ascribed to it in Section 4.1(b) of this Agreement.

“Prohibited Transfer” has the meaning ascribed to it in Section 5.4 of this Agreement.

“Proprietary Rights” shall mean any and all worldwide, international, PRC, or foreign patents, all patent rights and all applications therefore and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications therefor, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common Law rights.

“Qianhai Qingsong” is defined in Part I of Schedule B of this Agreement.

“Qualified IPO” shall mean a firm-commitment underwritten public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) registered under the Securities Act on the New York Stock Exchange, the Nasdaq Global Market, the Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange, or Shenzhen Stock Exchange and with net proceeds (excluding underwriting discounts, commissions and stock transfer taxes applicable to a sale of securities) to the Company of at least US$300 million and an implied pre-offering valuation of the Company of US$3,401,298,430 or more, or such less market capitalization or net proceeds as approved by the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose), or in a similar public offering of such Ordinary Shares in another jurisdiction which results in such Ordinary Shares trading publicly on an internationally recognized securities exchange or inter-dealer quotation system, provided such public offering is equivalent to the aforementioned in terms of offering proceeds, market capitalization and regulatory approval, and is approved by the Preferred Majority (which shall include Freesia, for so long as Freesia holds no less than 25,352,171 Series E Preferred Shares, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series E Preferred Shares; provided that written approval given by the observer appointed by Freesia with respect hereto shall be deemed as written approval given by Freesia for such purpose).

“Registrable Securities” has the meaning ascribed to it in Section 3.2(b) of this Agreement.

“Registrable Securities then outstanding” has the meaning ascribed to it in Section 3.2(c) of this Agreement.

“Related Party” means any Affiliate, officer, director, supervisor, or holder of any equity interest of any Group Company and any Affiliate of the foregoing.

“Relevant Period” means in relation to each Key Party, the period during which such Key Party is directly or indirectly a shareholder, director, officer and/or employee (either a full-time employee or a part-time employee) and/or has any direct or indirect interest (legal or beneficial) in the capital of any of the Group Companies.

“Remaining Shares” has the meaning ascribed to it in Section 4.2(e) of this Agreement.

“Restated M&A” shall mean the Ninth Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit A to the Share Purchase Agreement, as amended from time to time.

“Restriction Period” means two (2) years after the expiration of the Relevant Period.

“Request Notice” has the meaning ascribed to it in Section 3.3(a) of this Agreement.

“Request Securities” has the meaning ascribed to it in Section 3.3(a) of this Agreement.

“Right of Participation” has the meaning ascribed to it in Section 4.1(a) of this Agreement.

“Rights Participants” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“ROFR and Co-Sale Rights Holder” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“SAFE” shall mean the State Administration for Foreign Exchange of PRC.

“SAFE Circular 7” shall mean the Notice of the State Administration of Foreign Exchange on the Relevant Issues Concerning the Administration of Foreign Exchange for Domestic Individuals’ Participation in Equity Incentive Programs of Overseas Listed Companies ( 《国家外汇管理局关于境内个人参与境外上市公司股权激励计划外汇管理有关问题的通知》 ).

“SAFE Rules and Regulations” means collectively, the Circular 37, SAFE Circular 7 and any other applicable SAFE rules and regulations, as amended.

“Sanctions” has the meaning ascribed to it in Section 10.11 of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Participation Notice” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“Second Participation Period” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“Second Refusal Period” has the meaning ascribed to it in Section 4.2(d) of this Agreement.

“Second Transfer Notice” has the meaning ascribed to it in Section 4.2(d) of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Security Holder” has the meaning ascribed to it in Section 10.13 of this Agreement.

“Sellers’ Shares” has the meaning ascribed to it in Section 9.2(b) of this Agreement.

“Selling Shareholder” means, for the purpose of Sections 4.2 and 5 of this Agreement, any Shareholder (other than the Preferred Shareholders, Special Ordinary Shareholders or any successor or permitted assign of such holders) that proposes to sell or transfer any Ordinary Shares.

“Series A Investor” shall mean each of the persons as set forth on Part II and Part III of Schedule B.

“Series A-1 Investor” shall mean the person as set forth in Part II of Schedule B.

“Series A-2 Investor” shall mean the person as set forth in Part III of Schedule B.

“Series A Preferred Shares” shall mean, collectively, the Series A-1 Preferred Shares and Series A-2 Preferred Shares.

“Series A-1 Preferred Shares” shall mean the series A-1 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series A-2 Preferred Shares” shall mean the series A-2 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series B Investor” shall mean each of the persons as set forth in Part V of Schedule B.

“Series B Preferred Shares” shall mean the Series B Preferred Shares of the Company, par value US$0.00001 per share.

“Series C Investor” shall mean each of the persons as set forth on Part V, Part VI and Part VII of Schedule B.

“Series C Preferred Shares” shall mean, collectively, the Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series C-3 Preferred Shares.

“Series C-1 Investor” shall mean each of the persons as set forth in Part V of Schedule B.

“Series C-1 Preferred Shares” shall mean the Series C-1 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series C-2 Investor” shall mean the person as set forth in Part VI of Schedule B.

“Series C-2 Preferred Shares” shall mean the series C-2 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series C-3 Investor” shall mean the person as set forth on Part VII of Schedule B.

“Series C-3 Preferred Shares” shall mean the series C-3 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series D Investor” shall mean each of the persons as set forth on Part VIII of Schedule B.

“Series D Preferred Shares” shall mean the series D preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series E Investor” shall mean each of the persons as set forth on Part IX of Schedule B.

“Series E Preferred Shares” shall mean the series E preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series F Investor” shall mean each of the persons as set forth on Part IX and Part XI of Schedule B.

“Series F-2 Issue Price” means with respect to the Series F-2 Preferred Shares purchased by Series F-2 Investors, the price per share of US$1.274156 at which such Series F-2 Preferred Shares were issued, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series F Preferred Shares” shall mean Series F-1 Preferred Shares and Series F-2 Preferred Shares.

“Series F-1 Preferred Shares” shall mean the series F-1 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series F-2 Preferred Shares” shall mean the series F-2 preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series G Investors” shall mean the persons as set forth on Part XII of Schedule B.

“Series G Preferred Shares” shall mean the series G preferred shares in the capital of the Company with a par value of US$0.00001 per share, having the rights and restrictions set forth in the Restated M&A.

“Series Seed Investor” shall mean the person as set forth in Part I of Schedule B.

“Series Seed Preferred Shares” shall mean the Series Seed Preferred Shares of the Company, par value US$0.00001 per share.

“Shanghai Zhang Xiao Men” shall mean Shanghai Zhang Xiao Men Education Technology Co., Ltd. (上海掌小门教育科技有限公司), a company established under the Laws of the PRC and wholly owned by the Domestic Company.

“Share Purchase Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Shareholders” shall mean the Ordinary Shareholders and the Preferred Shareholders (each a “Shareholder”), unless the text specifically indicates otherwise.

“Shares” shall mean all Preferred Shares and all Ordinary Shares now owned or subsequently acquired by any Shareholder.

“Shell Bank” shall mean a bank incorporated in a jurisdiction in which it has no physical presence and which is not an Affiliate of a regulated bank or a regulated financial group.

“Shunwei” is defined in Part III of Schedule B of this Agreement.

“Shunwei Director” is defined in Section 8.1 of this Agreement.

“Shunying” is defined in Part V of Schedule B of this Agreement.

“Sofina” means, Sofina Private Equity SA SICAR (Compartment A) and/or its permitted transferees, successors or assignees.

“Special Ordinary Shareholders” means Inke Investment Holding Limited, Ever Innovative International Limited, Mingyue GD Holdings Limited, RUI XI ENTERPRISE LIMITED (for RUI XI ENTERPRISE LIMITED, only with respect to the 1,296,729 Ordinary Shares acquired from the Founder Holdcos) and their respective permitted transferees, successors permitted assignees.

“Star VC” is defined in Part VI of Schedule B of this Agreement.

“Subsidiary” or “subsidiaries” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, and the PRC Companies.

“Super Series F Majority” the holder(s) representing seventy percent (70%) or more of Series F Preferred Shares, voting as a single class.

“SVF” means SVF II Zeal Subco (DE) LLC, its permitted transferees, successors permitted assignees.

“Terms” has the meaning ascribed to it in Section 11.1 of this Agreement.

“Trade Sale” shall mean a single transaction, or series of related transactions, of:

(i)    the acquisition of the Company or any other Group Company or Group Companies which individually or collectively holds all or substantially all of the assets of the Group Companies or operates a majority of the Principal Business, (taken as a whole, the “Material Group Companies”) (whether by a sale of equity, merger or consolidation) in which in excess of fifty percent (50%) of the Company and/or such Material Group Companies’ voting power or shares outstanding before such transaction is transferred;

(ii)    the sale, transfer or other disposition of all or substantially all of the assets, or intellectual property of the Group Companies taken as a whole; or

(iii)    the exclusive licensing of all or substantially all of the Group Companies’ Proprietary Rights taken as a whole.

“Transaction Documents” shall mean this Agreement, the Share Purchase Agreement, the Restated M&A, the Management Rights Letters, the Control Documents, the Zhangda Control Documents, the Zhangshi Control Documents, Director Indemnity Agreements, the exhibits attached to any of the foregoing and any other document, each of such agreements and documents as contemplated by, and/or annexed and exhibited to any of the foregoing, and each of the other agreements and documents entered into and executed concurrently or around the date hereof or the date of the Shareholders Agreement by the parties thereto (or any of them) or otherwise required in connection with implementing the transactions contemplated by any of the foregoing, which, for the avoidance of doubt, shall also include the Policy Agreement in respect of the IFC Investors only.

“Transfer” has the meaning ascribed to it in Section 9.2(a) of this Agreement.

“Transfer Notice” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“Transfer Shares” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“Violation” has the meaning ascribed to it in Section 3.8(a) of this Agreement.

“Warrantors” shall mean the Founders, the Founder Holdcos and the Group Companies, unless the text specifically indicates otherwise.

“WFOE” is defined in introductory paragraph E of this Agreement.

“World Bank Listing of Ineligible Firms” shall mean the list, as updated from time to time, of persons or entities ineligible to be awarded a World Bank Group-financed contract or otherwise sanctioned by the World Bank Group sanctions board for the periods indicated on the list because they were found to have violated the fraud and corruption provisions of the World Bank Group anticorruption guidelines and policies. The list may be found at http://www.worldbank.org/debarr or any successor website or location.

“WP” shall mean Demantoid Gem Holdings Limited, together with its successors, transferees and permitted assigns.

“WP Director” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Zhangda Control Documents” shall mean (a) the Exclusive Management Service and Business Cooperation Agreement (独家管理服务和业务合作协议) entered into by and between the WFOE and Zhangda on April 11, 2018; (b) the Equity Interest Pledge Agreement (股权质押协议) entered into by and among the WFOE, Zhangda and the equity holder of Zhangda on April 11, 2018; (c) the Exclusive Option Agreement (独家购买权协议) entered into by and among the WFOE, Zhangda and the equity holder of Zhangda on April 11, 2018; (d) the Power of Attorney ( 授权委托书) issued by the equity holder of Zhangda to the WFOE on April 11, 2018; and (e) the Spousal Consent Letter (配偶同意函) issued by the spouse of the individual equity holder of Zhangda on April 11, 2018, each as amended from time to time.

“Zhangshi Control Documents” shall mean (a) the Exclusive Management Service and Business Cooperation Agreement (独家管理服务和业务合作协议) entered into by and between the WFOE and Zhangshi on May 20, 2020; (b) the Equity Interest Pledge Agreement (股权质押协议) entered into by and among the WFOE, Zhangshi and the equity holder of Zhangshi on May 20, 2020; (c) the Exclusive Option Agreement (独家购买权协议) entered into by and among the WFOE, Zhangshi and the equity holder of Zhangshi on May 20, 2020; (d) the Power of Attorney (授权委托书) issued by the equity holder of Zhangshi to the WFOE on May 20, 2020; and (e) the Spousal Consent Letter (配偶同意函) issued by the spouse of the individual equity holder of Zhangshi on December 23, 2020, each as amended from time to time.

EXHIBIT A

PROTECTIVE PROVISIONS

Part I Acts of the Group Companies Requiring Approval of Shareholders

(i) any cessation to conduct or any material change in the Principal Business as currently conducted;

(ii) any sale, Transfer, provision of any mortgage, pledge, lease transfer, guarantee, lien, or otherwise create Encumbrance or dispose of all or a majority of the undertaking, goodwill, shares, rights and/or assets of any Group Company (including, but not limited to, Proprietary Rights, exclusive or non-exclusive license out of any Proprietary Rights of any Group Company) out of the ordinary course of business of such Group Company, and except it is in relation to any Investor’s exercise of its rights under the Transaction Documents;

(iii) any increase, reduction or cancellation of the authorized or issued share capital and capital redemption reserve fund of any Group Company or issue, purchase or redeem any equity or debt security or grant any convertible securities, options or warrants over any portion of the share capital of any Group Company (with the exception of (i) any redemption of Equity Securities of the Company pursuant to the terms of the Restated M&A, (ii) any Equity Securities of the Company issued pursuant to the ESOP or the Transaction Documents or upon conversion of the Preferred Shares, or (iii) any increase or redemption of Equity Securities of any Group Company wholly owned by another Group Company, after which the first-mentioned Group Company remains wholly owned by such other Group Company

(iv) any declaration, set aside or payment of a dividend or other distribution in any kind by any Group Company, or capitalization of the reserves of any Group Company;

(v) any increase in reserved shares or the size of the share capital subject to the ESOP or any other employee incentive share option plans or any other share option plans or restricted share plans for senior officers, other officers, consultants, advisors and employees of any Group Company or any adoption or amendments of any of the foregoing plans that would result in any increase in reserved shares or the size of the share capital subject to such plans;

(vi) any amendment to the approved or adopted treasury or accounting policies or any change in the financial year of any Group Company;

(vii) any appointment or change in the auditors of any Group Company;

(viii) any provision of any mortgage, pledge, guarantee, lien, or otherwise create Encumbrance by any Ordinary Shareholder (other than the Special Ordinary Shareholders) on the Equity Securities of any Group Company held by such Ordinary Shareholder;

(ix) acquisition of any share capital or equity interest in or other securities of or assets of any corporate or other entities (other than the Group Companies) or otherwise invest in any business, operation, property or facilities, or approve or engage in any new line of business or the establishment of any Subsidiary (other than the establishment of any Subsidiary that is wholly owned by the Company directly or indirectly), with an aggregate underlying value exceeding RMB50,000,000 for all such transactions in any financial year; or the establishment of any brand;

(x) enter into any joint venture or partnership or similar arrangements with any third party;

(xi) any merger, amalgamation, consolidation, liquidation, reduction of share capital, dissolution, Trade Sale (other than any Drag-Along Sale as approved in accordance with Section 9.2(a) of this Agreement and Article 139 of the Restated M&A or any Transfer by any Preferred Shareholder pursuant to the terms and conditions of the Restated M&A and this Agreement);

(xii) any public offering of any securities of a Group Company or any of its Affiliates (including a Qualified IPO), including but not limited to the selection of stock exchange, valuation and timing of the offering and any restructuring in anticipation of such public offering;

(xiii) any amendment or waiver of any provision of any Charter Documents of any Group Company unless that (a) such amendment and waiver will not adversely affect the rights, preferences, privileges or powers of Preferred Shareholders or such amendment or waiver is for the purpose of giving effect to any Investor’s exercise of its rights under the Transaction Documents, or (b) such amendment or waiver is caused by any increase or redemption of Equity Securities of any Group Company wholly owned by another Group Company, after which the first-mentioned Group Company remains wholly owned by such other Group Company;

(xiv) any approval, modification, amendment of any provision of, or the entering into the related party transaction between any Group Company and any director, officer, Key Employee or shareholder of any Group Company (or an Affiliate of such director, officer, Key Employee or shareholder), including without limitation, directly or indirectly providing loans, guarantee to any director, officer, Key Employee or shareholder of any Group Company (or an Affiliate of such director, officer, Key Employee or shareholder) or providing indemnity or guarantee to any debts of any director, officer, Key Employee or shareholder of any Group Company (or an Affiliate of such director, officer, Key Employee or shareholder);

(xv) any Transfer, disposition or dilution of the direct or indirect interests of any Group Company in its Subsidiaries except that such disposition or dilution will not adversely affect the Preferred Shareholders and except it is in relation to any Investor’s exercise of its rights under the Transaction Documents;

(xvi) any consent to or initiation of any proceeding seeking liquidation, winding up, dissolution, reorganization, or arrangement (including but not limited to appointment of a receiver, liquidator, administrator or other form of external manager) of any Group Company under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(xvii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of any holder of Preferred Shares except it is in relation to any Investor’s exercise of its rights under the Transaction Documents;

(xviii) any actions that create a new class or series of shares or reclassifies any issued and outstanding shares into shares having preference or priority as to dividends or assets senior to or on a parity with the preference of any Preferred Shares except it is in relation to any Investor’s exercise of its rights under the Transaction Documents;

(xix) any approval or amendment to the annual budget, business plan or operation plan of any Group Company (including but not limited to capital expenditure budget, operation budget and finance plan) (which such approval shall be required before any Group Company can continue operations at the beginning of each financial year);

(xx) any recapitalization, reclassification, split-off, spin-off of any Group Company;

(xxi) any change in the equity ownership of the Domestic Company, Zhangda or Zhangshi or any termination, amendment or modification to or waiver, exercise or enforcement of any right under any of the Control Documents, the Zhangda Control Documents or the Zhangshi Control Documents;

(xxii) any increase or decrease of the authorized size of or any change to the composition (other than change of director by the shareholder who appoints him or her) of the board of directors of any Group Company thereof;

(xxiii) except as stipulated in the annual budget approved pursuant to the above (xix) in Part I of this Exhibit A, any incurring of indebtedness, granting of credit, assumption of financial obligations, assumption guarantee or creation of any liability and borrowing in the amount of exceeding RMB30,000,000 in a single transaction or exceeding RMB100,000,000 in the aggregate at any time outstanding other than any loans for the purpose of trade financing as obtained from banks or other financial institutions in the ordinary course of business; or

(xxiv) any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any action listed above.

Part II Acts of the Group Companies Requiring Approval of Board

(i) any approval of the appointment and termination of the chief executive officer, chairman, chief financial officer, chief operating officer or any other employee with an annual remuneration of over RMB5,000,000 of any Group Company;

(ii) the initiation, waiver, compromise, or settlement of any material litigation or arbitration which has material adverse effects on the Group Companies with the amount exceeding RMB20,000,000 individually or exceeding RMB100,000,000 in aggregate during any twelve (12) months;

(iii) any lending by any Group Company to any third parties in an amount equal to or exceeding RMB30,000,000 in a single transaction or equal to or exceeding RMB100,000,000 in the aggregate for all such transactions during any financial year;

(iv) any increase in the compensation of any of the employees with annual compensation of over RMB5,000,000 of the Group Companies by more than 30% in any twelve (12) month period;

(v) grant or amend any exclusivity or non-compete obligations in relation to the Principal Business to any third party;

(vi) any transaction outside the ordinary course of business of any Group Company and beyond the annual budget (other than transaction(s) regarding expense(s) to be borne by the Group Companies in the amount less than RMB15,000,000 in a single transaction and less than RMB75,000,000 in the aggregate during any financial year);

(vii) enter into any strategic alliance or strategic cooperation or similar arrangements with any third party (other than specific cooperation arrangements entered into in the ordinary course of business);

(viii) any adoption, execution, administration, extension, amendment, settlement or termination of the ESOP or any other employee incentive share option plans or any other share option plans or restricted share plans for senior officers, other officers, consultants, advisors and employees of any Group Company (other than those which would result in the increase of the reserved shares or the size of the share capital subject to such plans);

(ix) any grant of any option, shares or any other awards under the ESOP to any Key Party or its Affiliates (other than those contemplated under Section 10.6(a) hereunder); or

(x) any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any action listed above; or

(xi) establishment of a succession plan for the chief executive officer (CEO).

EXHIBIT B

ADHERENCE AGREEMENT

This Adherence Agreement (“Adherence Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Eighth Amended and Restated Shareholders Agreement dated [*] (the “Agreement”) by and among Global Online Education Inc., a Cayman Islands exempted company (the “Company”) and certain of its shareholders and certain other parties named thereto, and in consideration of the Shares acquired by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adherence Agreement, the Transferee agrees as follows:

1 .Acknowledgment. Transferee acknowledges that Transferee is acquiring [number] [Preferred/Ordinary] shares of the Company (the “Shares”) from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.

2 .Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a/an [Ordinary Shareholder thereunder (if transferor is an Ordinary Shareholder)]/[Key Party thereunder (if transferor is a Key Party)]/[Investor thereunder (if transferor is an Investor)].

3 .Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4 .Governing Law. This Adherence Agreement shall be governed in all respects by the Laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.

EXECUTED AND DATED this    day of         ,        .

TRANSFEREE:

By:
Name:
Title:

Attn:
Address:
Tel:
Fax:
Email: